UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Deluxe Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Deluxe Corporation 3680 Victoria Street N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235 www.deluxe.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2016

To the Shareholders of Deluxe Corporation:

It is our pleasure to invite you to the Deluxe Corporation 2016 annual meeting of shareholders.  The annual meeting will be held at Deluxe’s headquarters, located at 3680 Victoria Street North, Shoreview, Minnesota, on Wednesday, May 4, 2016, at 2:00 p.m. Central Time, for the following purposes:

1.	To elect ten directors to hold office until the 2017 annual meeting of shareholders.

2.	To cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (a “Say-on-Pay” vote).

3.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

4.	To take action on any other business that may properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business on March 7, 2016, are entitled to vote at the meeting and at any adjournment thereof.  In this Proxy Statement, we may also refer to Deluxe Corporation as “Deluxe,” the “Company,” “we,” “our,” or “us.”

Once again, we are furnishing proxy materials to our shareholders over the Internet.  This process expedites the delivery of proxy materials, reduces paper waste and saves the Company expense.  In addition, these materials remain easily accessible, and shareholders receive clear instructions for voting and requesting paper copies of the materials if they so desire.

We are mailing the Notice of Internet Availability of Proxy Materials (“Internet Notice”) to shareholders of record beginning on or about March 22, 2016.  The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online.  In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report, if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

- more -

It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense.  You may vote your shares by telephone or the Internet, or if you received a paper proxy card, you may sign, date and mail the proxy card in the envelope provided.  Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement.  Voting by telephone, the Internet or mail will not limit your right to vote in person or to attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

J. Michael Schroeder
Corporate Secretary

March 15, 2016

[This page left blank intentionally.]

DELUXE CORPORATION

3680 Victoria Street North, Shoreview, Minnesota 55126-2966

Proxy Statement
2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 4, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, the Board of Directors asks shareholders to vote on the matters disclosed in the Notice of Annual Meeting of Shareholders that preceded this Proxy Statement.  The three proposals scheduled to be voted on at the meeting are to:

•	Elect as directors the ten nominees named in this Proxy Statement;

•	Cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (“Say-on-Pay”); and

•	Ratify the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented) and management will report on Deluxe’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR the election of all of the nominees for director;

•	FOR the compensation of our Named Executive Officers as disclosed in this Proxy Statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Who is entitled to vote at the meeting?

The Board has set March 7, 2016, as the record date for the meeting.  If you were a shareholder of record at the close of business on March 7, 2016, you are entitled to vote at the meeting.  You have one vote for each share of common stock you held on the record date.

As of the record date, 48,934,040 shares of Deluxe common stock were outstanding.  Deluxe does not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business.  The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum.  A shareholder is counted present at the meeting if the shareholder (1) is present and votes in person at the meeting or (2) has properly submitted a proxy or voted by telephone or the Internet.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of the shares, but your shares are held in “street name.”

How do I vote my shares?

We are mailing the Notice of Internet Availability of Proxy Materials to shareholders of record on or about March 22, 2016.  If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice.  You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice.  Instead, the Internet Notice will instruct you how to access and review all of the important information contained in these proxy materials.  The Internet Notice also instructs you about how you may vote by the Internet.  If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting by the Internet – You can simplify your voting by voting your shares using the Internet as instructed in the Internet Notice.  The Internet procedures are designed to verify your identity, to allow you to vote your shares and to confirm that your instructions have been properly recorded.  Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (CT) on May 3, 2016.  You may access this Proxy Statement and related materials by going to http://www.investoreconnect.com and entering the control number as shown on your Internet Notice.  You will then be directed to select a link to www.proxyvote.com where you will be able to vote on the proposals presented here.

Voting by Mail – Shareholders who receive a paper proxy card may elect to vote by mail (instead of by the Internet or telephone) and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the paper proxy card.  Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted.  Shareholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Internet Notice received from your broker or other agent, and then completing, signing and dating the voting instructions card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

Voting by Telephone – Shareholders also may elect to vote using the telephone by calling 800-690-6903 (toll-free). This option is available until 11:59 p.m. (CT) on May 3, 2016.  The telephone voting procedures have been set up for your convenience.  The procedures have been designed to verify your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means you hold shares registered in more than one account.  To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive.  If you wish to consolidate your accounts, please contact our stock transfer agent, Wells Fargo Bank, N.A., at P.O. Box 64854, St. Paul, Minnesota 55164 or by telephone at 800-468-9716 (toll-free).

You also may receive a “voting instructions” card which looks very similar to a proxy card.  Voting instructions are prepared by brokers, banks or other nominees for shareholders who hold shares in street name.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.  However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting, or are otherwise unable to attend.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you provide a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required to elect directors?

In accordance with Minnesota law, directors are elected by a plurality of votes cast.  This means that the ten director nominees receiving the highest number of votes will be elected, provided that a quorum is present at the meeting. Our Corporate Governance Guidelines (discussed in the “Corporate Governance Principles” section below) set forth our procedures if a director nominee is elected in an uncontested election, but receives more “WITHHOLD” votes than “FOR” votes.  (See “How are votes counted?” below.) Under the terms of these Guidelines, in an uncontested election, any director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes is required to tender his or her resignation following the certification of the shareholder vote.  Our Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation.  The Board is required to take action with respect to this recommendation and to disclose its decision-making process.  Full details of this policy are set forth under Item 1 (Election of Directors).

What vote is required on proposals other than the election of directors?

With respect to Items 2 (Say-on-Pay) and 3 (ratification of independent registered public accounting firm), the affirmative vote of a majority of the shares present and entitled to vote with respect to that item is required for the approval of the item (provided that the total number of shares voted in favor of the proposal constitutes more than 25 percent of the outstanding shares).  Item 2 (Say-on-Pay) is a nonbinding advisory vote intended to solicit the input of our shareholders on this matter.

How are votes counted?

For Item 1, shareholders may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors.  For Items 2 and 3, shareholders may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you vote “WITHHOLD” or “ABSTAIN,” your shares still will be counted as present at the meeting for the purposes of determining a quorum.

If you “WITHHOLD” authority to vote for one or more of the nominees, this has the same effect as a vote against the director or directors.  If you “ABSTAIN” from voting on a proposal, your abstention has the same effect as a vote against the proposal.

What if I do not specify how I want my shares voted?

If your shares are held in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the New York Stock Exchange, may not be voted on Item 1 (Election of Directors) or Item 2 (Advisory Vote on Compensation of Named Executive Officers).  Shares for which you do not provide voting instructions may, however, be voted on Item 3 (Ratification of Appointment of Independent Registered Public Accounting Firm), at the discretion of your broker, bank or nominee.

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote them:

•	FOR the election of all of the nominees for director;

•	FOR the compensation of the Company’s Named Executive Officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

What is the effect of not casting my vote?

If your shares are held in street name, it is critical that you cast your vote if you want it to count for Item 1 (Election of Directors) and the advisory vote related to Item 2 (Advisory Vote on Compensation of Named Executive Officers).  If you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote on these matters, no votes will be cast on your behalf. Your broker, bank or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent registered public accounting firm (Item 3 of this Proxy Statement).

Can I change my vote?

Yes.  If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to Deluxe’s Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to Deluxe’s Corporate Secretary;

•	by submitting another proxy by telephone or the Internet at a later date; or

•	by delivering a written notice of revocation to Deluxe’s Corporate Secretary and voting in person at the meeting.

If you hold your shares in street name, you should follow the voting instructions provided to you by your broker, bank or other nominee.

Who pays the cost of proxy preparation and solicitation?

Deluxe pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners.  We have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $8,000, plus associated costs and expenses.

We are soliciting proxies primarily by use of the Internet.  In addition, proxies may be solicited by mail, telephone or facsimile, or personally by directors, officers and regular employees of Deluxe.  These individuals receive no additional compensation for these services.

STOCK OWNERSHIP AND REPORTING

Director and Executive Officer Stock Ownership and Sale Guidelines

The Board has established stock ownership guidelines for directors and executive officers.  These guidelines set ownership targets for each director and executive officer, with the expectation that the target be achieved within five years of the date the individual becomes subject to the target.  The guidelines restrict a director’s or executive officer’s ability to sell shares received upon the exercise of options or vesting of other stock-based awards until they have achieved their ownership targets.  The ownership target for non-employee directors is shares of the Company’s common stock having a value of at least five times the then current amount of the annual Board retainer.  Executive officers have targets based on a multiple of their annual base salary.  The ownership target for the Chief Executive Officer (“CEO”) is five times his annual base salary, the target for each of the Company’s Senior Vice Presidents is two and one-half times his or her annual base salary, and the target for the Company’s Vice Presidents who are members of the Company’s “Executive Leadership Team” (a group consisting of the executive officers named in the Summary Compensation Table that appears later in this Proxy Statement plus four other executive officers of the Company) is one-and-one-half times his or her annual base salary.  Members of the Executive Leadership Team are sometimes referred to as “executives” or “executive officers.”

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of March 7, 2016 (unless otherwise noted), the number of shares of common stock beneficially owned by (1) each person or entity known by Deluxe to beneficially own more than five percent of Deluxe’s outstanding common stock, (2) each executive officer named in the Summary Compensation Table that appears in the “EXECUTIVE COMPENSATION” section of this Proxy Statement (each, a “Named Executive Officer” or “NEO”), (3) each director and nominee for director, and (4) all of the current directors, director nominees and executive officers of Deluxe as a group.  Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	4,291,678	8.7
FMR LLC [2] 245 Summer Street Boston, MA 02210	3,965,703	8.1
The Vanguard Group, Inc.[3] 100 Vanguard Blvd. Malvern, PA 19355	3,808,279	7.7
Lee J. Schram [4]	719,301	1.5
John D. Filby [5]	106,166	*
Terry D. Peterson [6]	79,084	*
Malcolm J. McRoberts [7]	94,230	*
Anthony C. Scarfone [8]	55,276	*
Ronald C. Baldwin [9]	19,341	*
Charles A. Haggerty [10]	40,360	*
Don J. McGrath [11]	30,581	*
Cheryl E. Mayberry McKissack [12]	27,282	*
Neil J. Metviner [13]	18,150	*
Stephen P. Nachtsheim [14]	41,049	*
Mary Ann O’Dwyer [15]	32,984	*
Thomas J. Reddin [16]	4,792	*
Martyn R. Redgrave [17]	50,000	*
All directors, director nominees and executive officers as a group (18 persons) [18]	1,429,926	2.9

* Less than 1 percent.

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2016, reporting beneficial ownership as of December 31, 2015. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.

(2)	Based on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership as of December 31, 2015. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2016 reporting beneficial ownership as of December 31, 2015. The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.

(4)	Includes 441,143 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 82,710 shares of restricted stock.

(5)	Includes 73,735 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 10,630 shares of restricted stock.

(6)	Includes 63,059 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 9,612 shares of restricted stock.

(7)	Includes 62,625 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 10,601 shares of restricted stock.

(8)	Includes 26,216 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days as of his March 1, 2016 retirement date.

(9)	Includes 1,873 shares of restricted stock and 4,424 restricted stock units received in lieu of director’s fees pursuant to the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “Director Plan”).

(10)	Includes 1,873 shares of restricted stock units received in lieu of an annual restricted stock grant, 727 shares held by the Haggerty Family Trust, and 28,026 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(11)	Includes 1,873 shares of restricted stock, 2,000 shares held in trust and 22,431 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(12)	Includes 1,873 shares of restricted stock.

(13)	Includes 1,873 shares of restricted stock.

(14)	Includes 1,873 shares of restricted stock units received in lieu of an annual restricted stock grant, 3,582 shares held by the Nachtsheim Family Trust, and 29,019 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(15)	Includes 1,873 shares of restricted stock units received in lieu of an annual restricted stock grant, and 24,381 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(16)	Includes 1,873 shares of restricted stock units received in lieu of an annual restricted stock grant and 4,148 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(17)	Includes 1,873 shares of restricted stock, and 9,360 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(18)	Includes 722,147 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 146,027 shares of restricted stock, and 121,789 restricted stock units received in lieu of annual restricted stock grants and directors’ fees pursuant to the deferral option under the Director Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations, require Deluxe’s directors and executive officers, and any persons holding more than ten percent of Deluxe’s common stock (collectively, “Reporting Persons”), to report their initial ownership of Deluxe securities and any subsequent changes in that ownership to the SEC.  Based on our review of the reports filed and written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

There are currently ten individuals serving on the Board of Directors.  Each director’s term expires as of the date of the annual meeting of shareholders.

The Board has determined that the size of the Board will be ten directors as of the date of the annual meeting of shareholders and recommends that the ten individuals presented on the following pages be elected to serve on the Board until the 2017 annual meeting of shareholders.  All of the nominees are current directors.  In addition, with the exception of Mr. Schram, who serves as Deluxe’s CEO and therefore by definition cannot be deemed independent, all nominees have been determined by the Board to meet the independence standards of the New York Stock Exchange (see the discussion of Director Independence in the “BOARD STRUCTURE AND GOVERNANCE” section of this Proxy Statement).

Each of the ten individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected.  However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Pursuant to our Corporate Governance Guidelines (discussed in the “Corporate Governance Principles” section below), the following policy applies to the election of directors:

At any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of “WITHHOLD” votes from his or her election than “FOR” votes shall submit to the Board, within five (5) business days of certification of the shareholder vote by the Inspector of Elections, a written offer to resign from the Board.

The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full Board whether to accept it.  In considering whether to accept or reject the resignation offer, the Corporate Governance Committee will consider all factors deemed relevant by members of the Committee including, without limitation, (i) the perceived reasons that shareholders withheld votes from the director, (ii) the length of service and qualifications of the director, (iii) the director’s contributions to the Company, (iv) compliance with applicable listing standards, (v) the purpose and provisions of the Corporate Governance Guidelines, and (vi) the best interests of the Company and its shareholders.

To the extent that one or more director resignations are accepted by the Board, the Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies, or to reduce the size of the Board.

Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance Committee or Board deliberations regarding whether to accept the offer of resignation.

The Board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer.  Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a current report on Form 8-K to be filed with the SEC within four (4) business days after the Board’s determination.

RONALD C. BALDWIN	Age 69
Director since June 2007

Vice Chairman (Retired), Huntington Bancshares Inc.

Mr. Baldwin served as Vice Chairman of Huntington Bancshares Inc., a regional bank holding company, from April 2001 until his retirement in December 2006.  Mr. Baldwin was responsible for overseeing Huntington’s regional banking line of business, which provided both commercial and retail financial products and services through nearly 400 regional banking offices. Mr. Baldwin is a 35-year veteran of the banking and financial services industry.  As such, he is able to provide Deluxe with unique insight into the challenges faced by financial institutions, particularly within the community bank sector, where the Company believes it has the opportunity to expand the business services and solutions offered to these financial institutions.  The experience acquired by Mr. Baldwin throughout his career also makes him adept in offering counsel on matters related to corporate finance and capital structure, all of which serve the needs of Deluxe and its shareholders as the Company seeks to maintain financial discipline while pursuing growth opportunities.

CHARLES A. HAGGERTY	Age 74
Director since December 2000

Chairman (Retired), Western Digital Corporation

Mr. Haggerty was Chairman of the Board of Western Digital Corporation, a manufacturer of hard disk drives, from July 1993 until his retirement in June 2000.  Mr. Haggerty also was Chief Executive Officer of Western Digital from July 1993 to January 2000, and was President from June 1992 to July 1993.  Prior to joining Western Digital, Mr. Haggerty spent more than 28 years in various management and executive positions with IBM Corporation.  Aside from Mr. Haggerty’s strong background in business operations and management, he is a seasoned public company director, having served for more than 20 years on public company boards.  During portions of the past five years, Mr. Haggerty served on the boards of directors of the following public companies, in addition to ours:  Beckman Coulter, Inc.; Imation, Inc.; LSI Corp.; and Pentair, Ltd. He no longer serves on the board of directors of any public company other than Deluxe. During his tenure as a public company director, he has chaired finance, audit, compensation and governance committees, and has served as chairman of the board and as a lead independent director, all of which allows him to bring a broad-based set of corporate governance perspectives and experience to the Deluxe Board.

CHERYL E. MAYBERRY McKISSACK	Age 60
Director since December 2000

Chief Operations Officer, Johnson Publishing Company, and President of JPC Digital

Ms. Mayberry McKissack was appointed COO of Johnson Publishing Company (“JPC”) and President of its affiliate, JPC Digital, on January 1, 2013. JPC is the preeminent publishing, cosmetic and digital media company for people of color. Ms. Mayberry McKissack also is President and CEO of Nia Enterprises, LLC, a Chicago-based online research, marketing, and digital consulting firm she founded in 2000. Ms. Mayberry McKissack had provided project support to JPC for several years under a consulting relationship between Nia Enterprises and JPC prior to her appointment as COO and President of JPC Digital.  Prior to founding Nia Enterprises, Ms. Mayberry McKissack served as the Worldwide Senior Vice President and General Manager for Open Port Technology and was Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics). She also serves as a director of Private Bancorp Inc., and in 2005 was named as an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University. As a successful entrepreneur and digital technology executive, Ms. Mayberry McKissack brings a unique perspective to the Board as the Company pursues its growth strategies within the Small Business Services segment. Given that a key component of Deluxe's strategy for growing this segment involves Internet-based marketing and new media solutions, Ms. Mayberry McKissack’s experience in these areas is a valuable complement to the skills and experience she brings to the Board as a small business owner and executive of several technology and new business ventures.

DON J. McGRATH	Age 67
Director since June 2007

Managing Partner, Diamond Bear Partners, LLC

Diamond Bear Partners, LLC is an investment company co-founded by Mr. McGrath in December 2009.  From January 2005 through December 2009, when he retired, Mr. McGrath served as Chairman and CEO of BancWest Corporation, a $70 billion bank holding company serving nearly four million households and businesses.  Mr. McGrath had served as a director of BancWest from 1998.  Prior to becoming CEO, he served as BancWest’s President and Chief Operating Officer from November 1998 to December 2004.  From May 2005 through December 2009, Mr. McGrath also served as Chairman of the Board of Bank of the West (a BancWest subsidiary) and as CEO from 1996 to 2007.  In 2008, he was appointed to the President’s Council on Financial Literacy.  He has nearly 40 years of experience in the banking and financial services industry, particularly in the large bank sector, enabling him to provide the Company with valuable insight into this important portion of Deluxe’s customer base.  He also led BancWest through an era of significant growth and therefore is well-suited for the Deluxe Board as the Company continues to execute its transformational growth strategies.

NEIL J. METVINER	Age 57
Director since June 2007

Chief Marketing Officer, Output Services Group, Inc.

Mr. Metviner joined Output Services Group, Inc. (“OSG”) as their Chief Marketing Officer in January of 2011.  OSG provides invoice and statement printing and presentment services, emphasizing their use as marketing tools.  Mr. Metviner is responsible for all marketing activities, organic growth initiatives and major account management.  Prior to joining OSG, Mr. Metviner served in various executive capacities with Pitney Bowes, Inc., a global mailstream technology company serving one million businesses in North America and over two million customers worldwide.  Mr. Metviner joined Pitney Bowes in 2000 as President of Pitney Bowes Direct, having management responsibility for serving the company’s U.S. small business customer base, together with various international markets.  From September 2007 until leaving the company at the end of December 2009, Mr. Metviner assumed full oversight responsibility for the company’s European mailstream operations.   As President of Pitney Bowes Direct and in his current role with OSG, Mr. Metviner has acquired extensive knowledge in marketing to, and otherwise serving, small business customers.  This knowledge is particularly relevant to Deluxe’s strategic growth initiatives within the Small Business Services segment, from where it is expected that a significant portion of the Company’s growth will be derived.  In addition, Mr. Metviner has spent more than 20 years in senior leadership positions responsible for new product development, management and marketing, all of which areas also are key components of Deluxe’s enterprise-wide growth strategies.

STEPHEN P. NACHTSHEIM	Age 71
Director since November 1995; Immediate Past Chairman of the Board

Vice President (Retired), Intel Corporation

Mr. Nachtsheim served as Non-Executive Chairman of the Board of Deluxe from November 2005 through July 2012.  Prior to that, he served as the Board’s Lead Independent Director, a role he had assumed in December 2003.  Mr. Nachtsheim was a Corporate Vice President of Intel Corporation, a designer and manufacturer of integrated circuits, microprocessors and other electronic components, and the co-director of Intel Capital from 1998 until his retirement in August 2001.  Mr. Nachtsheim’s experience in the information technology area and in overseeing investments in product development initiatives is well-suited to Deluxe’s own transformational initiatives, many of which rely on the support of information technology.  As the longest tenured member of the Deluxe Board, as well as having served in a Board leadership role for nearly a decade, Mr. Nachtsheim also brings a unique historical perspective to the Board’s role in guiding strategic discussions, together with a wealth of experience in managing the work of the Board and the role it plays in serving the interests of Deluxe shareholders.

MARY ANN O’DWYER	Age 60
Director since October 2003

Former Senior Vice President, Finance and Operations, and Chief Financial Officer, Wheels, Inc.

Ms. O’Dwyer previously served in various executive capacities with Wheels, Inc., a leading provider of fleet management services to Fortune 1000 companies, including Chief Financial Officer, from May 1994 until June 2013, and Senior Vice President of Operations from December 1999 until December 2013.  Ms. O’Dwyer also served as a director of Wheels, Inc. and its parent company, Frank Consolidated Enterprises.  In addition to the strong financial acumen and operational background she brings to the Board, Ms. O’Dwyer’s experience at Wheels and Frank Consolidated Enterprises has included analyzing the strength of a company’s financial condition, assessing credit risks, accessing capital markets, and implementing internal control systems and risk mitigation strategies.  These qualifications serve Deluxe and its shareholders not only by helping to oversee the integrity of Deluxe’s financial statements, but also in supporting the Company’s strategies to ensure access to capital and in evaluating potential acquisition candidates as part of the Company’s growth strategies.

THOMAS J. REDDIN	Age 55
Director since February 2014

Managing Partner, Red Dog Ventures, LLC

Mr. Reddin is the principal of Red Dog Ventures, a venture capital and advisory firm for early stage digital companies, which he founded in 2007, and of which he has been the managing partner since June 2009.  From January 2008 until June 2009, Mr. Reddin served as the Chief Executive Officer of Richard Petty Motorsports, a multi-team NASCAR team.  Prior to founding Red Dog Ventures, Mr. Reddin worked at LendingTree.com, an on-line lending exchange, including serving as Chief Executive Officer from 2005 to 2007.  He joined LendingTree in 1999 as Chief Marketing Officer, and also served as President and Chief Operating Officer from 2000 until he was named Chief Executive Officer.  Mr. Reddin also spent 17 years in the consumer goods industry, including 12 years at Kraft General Foods and five years at Coca-Cola USA, where he managed the Coca-Cola brand as Vice President of Consumer Marketing.  Mr. Reddin currently serves on the boards of directors of Tanger Factory Outlet Centers, Inc., Premier Farnell PLC (a company traded on the London Stock Exchange), and Asbury Automotive Group, Inc., and has previously served on the boards of R.H. Donnelley Corporation and Valassis Communications Inc.  Mr. Reddin brings a wealth of experience in the development and marketing of digital services and brand management, all of which are central components of Deluxe’s growth strategy.  In addition, Mr. Reddin’s extensive leadership experience, including serving on multiple public company boards, audit and compensation committees, further qualify him for his role as a member of the Deluxe Board.

MARTYN R. REDGRAVE	Age 63
Director since August 2001; Non-Executive Chairman since August 2012

Non-Executive Chairman of Deluxe and CEO of Agate Creek Partners, LLC

Mr. Redgrave became a director in August 2001, and was appointed Non-Executive Chairman of the Board on August 1, 2012. He also serves as Managing Partner and CEO of Agate Creek Partners, LLC, a professional governance and consulting services company co-founded by Mr. Redgrave in July 2014.  From August 2012 until his retirement in August 2014, he served as Senior Advisor to L Brands, Inc. (formerly known as Limited Brands, Inc.). Mr. Redgrave previously served as Limited Brands' executive vice president and chief administration officer from March 2005 to August 2012, and also chief financial officer from January 2006 to May 2007. L Brands is one of the world's leading personal care, beauty, intimate apparel and apparel specialty retailers.  Mr. Redgrave also serves on the boards of directors of Popeyes Louisiana Kitchen, Inc., and Francesca’s Holdings Corporation, and is chair of the audit committee of Popeyes. In addition to bringing extensive operations management experience and financial and accounting acumen to the Board, Mr. Redgrave's background in overseeing the reporting systems and controls of complex business operations is particularly relevant to the work of the Deluxe Board. Throughout his career, Mr. Redgrave has had direct involvement with matters similar to those encountered by Deluxe, such as operations management, financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets. His background also includes M&A financial analysis, a continuing area of importance for Deluxe.

LEE J. SCHRAM	Age 54
Director since May 2006

Chief Executive Officer of Deluxe

Mr. Schram has been CEO of Deluxe Corporation since May 1, 2006.  Prior to joining Deluxe, Mr. Schram served as Senior Vice President of NCR Corporation’s Retail Solutions Division, with responsibilities for NCR’s global retail store automation and point-of-sale solutions business, including development, engineering, marketing, sales, and support functions.  Mr. Schram began his professional career with NCR Corporation in 1983, where he held a variety of positions of increasing responsibility that included both domestic and international assignments.  From September 2000 to January 2002, he served as Chief Financial Officer for the Retail and Financial Group.  Thereafter, he became Vice President and General Manager of Payment and Imaging Solutions in NCR’s Financial Services Division, a position he held until March 2003, when he became Senior Vice President of the Retail Solutions Division.  Mr. Schram has also served as a member of the board of directors of G&K Services, Inc., since November 2014. He is the sole member of the Company’s management represented on the Board.

The Board of Directors recommends that you vote FOR the election of each nominee named on the preceding pages.

BOARD STRUCTURE AND GOVERNANCE

Board Oversight and Director Independence

Deluxe’s business, property and affairs are managed under the general direction of our Board of Directors.  In providing this oversight, the Board adheres to a set of Corporate Governance Guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment.

A critical component of our corporate governance philosophy is that a majority of our directors, and preferably a substantial majority, be individuals who meet strict standards of independence, meaning that they have no relationship with Deluxe, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to Deluxe and its shareholders.  The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be independent, and that our Corporate Governance, Audit and Compensation Committees be comprised entirely of independent directors.  In order to be deemed independent, a director must be determined by the Board to have no material relationship with Deluxe other than as a director.  In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined, including restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with Deluxe, its independent registered public accounting firm, or any commercial or not-for-profit entity with which Deluxe has a relationship, and which also require consideration of any relationship that may impair independence.  Consistent with SEC regulations and NYSE listing standards, our Director Independence Standards also prohibit Audit and Compensation Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Deluxe, other than in their capacity as Board or committee members.  The complete text of our Director Independence Standards is posted on our website at www.deluxe.com under “About Deluxe – Investor Relations – Corporate Governance – Director Independence Standards.”

In January 2016, the Board considered the fact that Mr. Metviner is the Chief Marketing Officer of Output Services Group, Inc. (“OSG”), which has two distinct business relationships with us:  (1) OSG recently acquired a company that purchases products and services from us in the ordinary course of business and (2) during 2015 we acquired a company that sells products and services to OSG in the ordinary course of business.  The aggregate amount OSG paid to us for these purchases in 2015 was less than 0.1% of our gross revenues for 2015 and less than 2% of Output Service Group’s gross revenues for 2015.  Based on the customary nature of these transactions, the fact that Mr. Metviner has no material interest in the transactions and the limited amounts involved in these transactions, our Board concluded that this relationship does not impair Mr. Metviner’s independence.

Following its assessment, the Board has determined that every director and nominee, with the exception of Mr. Schram, satisfies our Director Independence Standards.  The Board also has determined that every member of its Corporate Governance, Audit and Compensation Committees is independent.

Corporate Governance Principles

As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities.  These Guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, Board and committee structure and processes, director education, CEO evaluation, management succession planning and conflicts of interest.  The complete text of the Guidelines is posted on our website at www.deluxe.com under “About Deluxe – Investor Relations – Corporate Governance – Corporate Governance Guidelines.”  A copy of the Guidelines is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Board Effectiveness and Evaluations

Our Board and each Board committee conduct annual self-evaluations of their performance and processes, which are overseen by the Board’s Corporate Governance Committee.  These evaluations are designed to ensure that the Board and committees are functioning effectively and to identify any issues or potential areas for improvement.  In addition, during 2015, the Board continued to implement recommendations to improve effectiveness that were made by an independent, third-party governance expert, who had been engaged in 2014 to supplement the Board’s own self-evaluation process and who reported to the Board on this work in late 2014.

Code of Ethics and Business Conduct

All of our directors and employees, including our CEO, Chief Financial Officer and other executive officers, are required to comply with our Code of Ethics and Business Conduct (“Code of Ethics”) to help ensure that our business is conducted in accordance with appropriate legal and ethical standards.  Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business, and also addresses professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information.  Employees are required to bring any violations or suspected violations of the Code of Ethics to Deluxe’s attention through management or Deluxe’s law department, or by using our confidential ethics and compliance hotline.  The full text of our Code of Ethics is posted on our Investor Relations website at “About Deluxe – Investor Relations – Corporate Governance.”  The Code of Ethics is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Political Contributions Policy

One of the policies supporting our Code of Ethics and Business Conduct addresses political contributions. It is not our practice to make political contributions. We permit political contributions only upon written approval by our most senior management in their capacity as the corporate Compliance Committee under our ethics and compliance program. The Compliance Committee has not approved any such contributions. We are a member of various trade groups that represent the interests of specified industries. However, as a part of those memberships, we have not provided funds specifically designated for political contributions.

Related Party Transaction Policy and Procedures

The Board maintains written procedures under which the Corporate Governance Committee is responsible for reviewing potential or actual conflicts of interest, including any proposed related party transactions and interlocking relationships involving executive officers and Board members.  The Committee determines whether any such potential or actual conflicts would require disclosure under securities laws, cause a director to be disqualified from being deemed independent, or cause a transaction being considered by the Board to be voidable if the conflict were not disclosed.  The Committee also considers whether the proposed transaction would result in a violation of any law or would otherwise be inappropriate in light of the nature and magnitude of any interest of the director or executive in the entity or transaction giving rise to the potential conflict.

The Committee may take those actions it deems necessary, with the assistance of any advisers it deems appropriate, in considering potential conflicts of interest.  While it is expected that in most instances the Committee can make the necessary determination, where required by state law or warranted by the significance of the issue, the matter will be referred to the full Board for resolution.

Board Composition and Qualifications

Our Corporate Governance Committee also oversees the process for identifying, evaluating and recommending the nomination of candidates for the Board of Directors.  While not maintaining a specific policy on Board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experiences and knowledge that complement the attributes of other Board members and enable them to contribute effectively to the evaluation of our business strategies and to the Board’s oversight role.  Deluxe also believes that a predominance of Board members should have a background in business, including experience in markets served by the Company or in which it is developing product and service offerings, and recognizes the benefit of Board members having an understanding of the methods by which other boards address issues common to publicly traded companies.  We also believe the Board should include both actively employed and retired senior corporate officers, and that the Board should include directors with a mix of tenures.  The Board believes that the diverse mix of skills, qualifications and experiences represented by the nominees (as addressed more fully in the section of this Proxy Statement entitled “ITEM 1: ELECTION OF DIRECTORS”), as well as its ongoing evaluation and continuous improvement processes (discussed above under heading “Board Effectiveness and Evaluations”), enables the Board to perform its responsibilities effectively.

The Board of Directors has established the following specific guidelines for nominees to the Board:

•	A majority of the Board must be comprised of independent directors, the current standards for which are discussed above under “Board Oversight and Director Independence.”

•	As a general rule, non-employees should not be nominated for re-election to the Board after their 75th birthday, although the Board retains the ability to grant exemptions to that age limit where it determines that such an exemption will serve the interests of Deluxe and its shareholders.

•	A non-employee director who ceases to hold the employment position held at the time of election to the Board, or who has a significant change in position, must offer to resign. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director’s qualifications and make a recommendation to the Board as to whether the resignation should be accepted.

•	Management directors who terminate employment with Deluxe must offer to resign. The Board will then decide whether to accept the director’s resignation, provided that no more than one former CEO of the Company should serve on the Board at any one time.

Other selection criteria used to evaluate potential candidates may include:  successful senior level business management experience or experience that fulfills a specific Company need; prior experience and proven accomplishment as a director of a public company, which may include experience and accomplishment as a member of specific board committees; availability and commitment to attend Board and committee meetings; a reputation for honesty and integrity; interest in serving the needs of shareholders, employees and communities in which we operate; and compatibility with existing directors.

Director Selection Process

All Board members are elected annually by our shareholders, subject to the Board’s right to fill vacancies in existing or new director positions on an interim basis.  Based on advice from the Corporate Governance Committee, each year the Board recommends a slate of nominees to be presented for election at the annual meeting of shareholders.

The Corporate Governance Committee considers candidates recommended by members of the Board or recommended by our shareholders, and the Committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated under the same criteria and using the same procedures as candidates recommended by Board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the Board as to whether such a candidate meets the required and desired director selection criteria and our Corporate Governance Guidelines, as outlined above.  Such documentation and the name of the recommended director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.

When a vacancy or a new position on the Board needs to be filled, the CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate he or she believes would provide the most meaningful contributions to the Board as a whole.  The profile is submitted to the Committee for approval.  In order to properly staff its various committees and support its succession planning initiatives, the Board currently believes that a Board consisting of nine to eleven directors is the optimal size.  The Committee has engaged third-party search firms to assist it in identifying suitable candidates for open director positions.  The firms selected, as well as the specific terms of the engagement, are based on the specific search criteria established by the Committee.  Members of the Board also are given the opportunity to submit names of potential candidates based on the profile developed.  Each candidate is subject to an initial screening process after which the Committee selects the candidates that it wishes to interview.  The Chair of the Board, the CEO and at least a majority of the Committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled Board and committee meetings.  The Committee also will assess each candidate’s potential conflicts of interest and the ways in which his or her qualifications, experience and knowledge complement those of the members of the Board.  The Committee reviews the interviewers’ reports and recommendations, and makes the final determination as to which candidates are recommended for election to the Board.  Depending on when suitable candidates are identified, the Board may decide to appoint a new director to serve on the Board until the next annual meeting of shareholders.

Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our CEO or Corporate Secretary no later than 120 days prior to the first anniversary of the previous year’s annual meeting.  The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the Board at the meeting.  The shareholder’s notice must set forth as to each nominee (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the number of shares of our stock owned by the person, (4) the written and acknowledged statement of the person that such person is willing to serve as a director, and (5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of the Board.  No shareholders submitted director nominations in connection with this year’s meeting.  Any shareholders desiring to present a candidate at the 2017 annual meeting of shareholders must furnish the required notice no later than January 4, 2017.

Meetings and Committees of the Board of Directors

There were five meetings of the Board of Directors in 2015, all of which were regular meetings.  Each director attended, in person or by telephone, at least 75 percent of the aggregate of all meetings of the Board and its committees on which he or she served during the year.  It is our policy that directors attend our annual shareholder meetings.  All directors attended our annual shareholder meeting in 2015.

The Board of Directors currently has four standing committees:

•	Audit Committee;

•	Compensation Committee;

•	Corporate Governance Committee; and

•	Finance Committee.

Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee.  Each committee’s charter is posted on our Investor Relations website at “About Deluxe – Investor Relations – Corporate Governance.”  A copy of each charter is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126-2966.

The following tables provide a summary of each committee’s responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee

Principal Responsibilities
•      Appoints and replaces the independent registered public accounting firm, subject to ratification by our shareholders, and oversees the work of the independent registered public accounting firm.
•      Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.
•      Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Deluxe’s Annual Report on Form 10-K.
•      Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements.
•      Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls.
•      Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent registered public accounting firm and management.
•      Reviews and discusses with management our earnings press releases, including the use of any “pro forma” or “adjusted” information outside of generally accepted accounting principles, as well as financial information and earnings guidance.
•      Oversees the work of our internal auditors.
•      Reviews the effectiveness of Deluxe’s legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls and auditing matters.
•      Reviews and discusses, with management and the Board, Deluxe’s risk assessment and risk management practices.
•      Receives, reviews, and oversees management responses to certain regulatory and other compliance audits.
Number of meetings in 2015: 7 Directors who serve on the committee: Mary Ann O’Dwyer, Chair Charles A. Haggerty Neil J. Metviner Stephen P. Nachtsheim

Compensation Committee

Principal Responsibilities
•      Develops our executive compensation philosophy.
•      Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans.
•      Reviews and approves corporate goals and objectives relating to the CEO’s compensation, leads an annual evaluation of the CEO’s performance in light of those goals and objectives, and recommends to the Board the CEO’s compensation based on this evaluation.
•      Reviews and approves other executive officers’ compensation.
•      Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers.
•      Considers shareholder advisory votes related to executive compensation and considers risk related to the design of the Company’s compensation programs.
•      Retains and, in accordance with SEC requirements, determines the independence of consultants that assist in its activities.
Number of meetings in 2015: 5 Directors who serve on the committee: Don J. McGrath, Chair Ronald C. Baldwin Cheryl E. Mayberry McKissack Thomas J. Reddin Martyn R. Redgrave

Corporate Governance Committee

Principal Responsibilities
•      Reviews and recommends the size and composition of the Board, including the mix of management and independent directors.
•      Establishes criteria and procedures for identifying and evaluating potential Board candidates.
•      Reviews nominations received from the Board or shareholders, and recommends candidates for election to the Board.
•      Establishes policies and procedures to ensure the effectiveness of the Board, including policies regarding term limits and retirement, review of qualifications of incumbent directors, and conflicts of interest.
•      Establishes guidelines for conducting Board meetings.
•      Oversees the annual assessment of the Board’s performance.
•      In consultation with the Compensation Committee, reviews and recommends to the Board the amount and form of all compensation paid to directors.
•      Recommends to the Board the size, composition and responsibilities of all Board committees.
•      Reviews and makes recommendations to the Board regarding candidates for key executive officer positions and monitors management succession plans.
•      Develops and recommends corporate governance guidelines, policies and procedures.
Number of meetings in 2015: 4 Directors who serve on the committee: Stephen P. Nachtsheim, Chair Charles A. Haggerty Neil J. Metviner Mary Ann O’Dwyer Martyn R. Redgrave

Finance Committee

Principal Responsibilities
•      Evaluates acquisitions, divestitures and capital projects in excess of $10 million, and reviews other material financial transactions outside the scope of normal on-going business activity.
•      Reviews and approves the Company’s annual financing plans, as well as credit facilities maintained by the Company.
•      Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets and debt/equity guidelines.
•      Reviews and recommends dividend policy and approves declarations of regular shareholder dividends.
•      Reviews and makes recommendations to the Board regarding financial strategy and proposals concerning the sale, repurchase or split of Company-issued securities.
Number of meetings in 2015: 3 Directors who serve on the committee: Ronald C. Baldwin, Chair Cheryl E. Mayberry McKissack Don J. McGrath Thomas J. Reddin

Communications with Directors

Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our Board, our independent directors as a group or any individual director, may submit their concerns in writing to the Non-Executive Chairman of the Board or the designated group or individual in the care of the Office of Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126-2966.

Board Leadership Structure; Non-Executive Chairman; Executive Sessions

As stated in our Corporate Governance Guidelines, the Board does not maintain a strict policy regarding separation of the offices of Chairman and CEO, believing that this issue should be addressed as part of the Board’s succession planning processes.  The Board has, however, maintained a separation of the Chairman and CEO roles since November of 2005, when the Company was engaged in a search for a CEO to lead the Company’s transformation.  The Board has found this structure to be effective, both in allowing the CEO to focus on execution of the Company’s strategy and assisting the CEO in managing the work of the Board.  Martyn R. Redgrave has served as Non-Executive Chairman since August 1, 2012. Mr. Redgrave's duties include moderating meetings and executive sessions of the independent directors and acting as the principal liaison between the independent directors and the CEO with respect to Board governance issues.

Our independent directors make it a practice to meet in executive session without management present at each regular Board meeting.  Likewise, all Board committees regularly meet in executive session without management.

Board Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company, both as a full Board and through its committees.  The Board regularly meets in executive session, among other things, to assess the quality of its meetings and to provide its observations to the CEO regarding the Company’s business challenges and risk mitigation strategies.

In addition, the Company conducts an annual enterprise-wide risk assessment.  A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the full Board, typically in December.  Updates are provided at regularly scheduled meetings and more frequently if required.  The objectives for the risk assessment process include (1) addressing the NYSE governance requirement that the Audit Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the Audit Committee, Board and Company management; (3) determining whether there are risks that require additional or higher priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in the Company’s SEC reports; and (5) guiding the development of the Company’s internal audit plans.

In 2015, as in prior years, the risk assessment process was conducted by members of our Assurance and Risk Advisory Services Department working with the Executive Leadership Team and the Enterprise Risk Council, which consists of senior-level staff from the legal, finance and other shared services departments, as well as representatives from larger business units.  Members of the Assurance and Risk Advisory Services Department interviewed key department and functional leaders in the Company to identify and evaluate potential risks and associated mitigating factors and strategies.  Any identified risks were prioritized based on the potential exposure to the Company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize.  The process included evaluating management’s preparedness to respond to the risk if realized.  The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the Executive Leadership Team and other members of Company management.  A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee, which furnished a report to, and facilitated a discussion with, the full Board.

Audit Committee Expertise; Complaint-Handling Procedures

In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards.  The Board also has determined that at least one member of the Audit Committee, Mary Ann O'Dwyer, the current Audit Committee Chair, is an “audit committee financial expert” as defined by SEC regulations.

In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters.  These procedures include a means for employees to submit concerns on a confidential and anonymous basis through Deluxe’s ethics and compliance hotline.

Compensation Committee Processes and Procedures

The authority and responsibilities of the Compensation Committee are governed by its charter, a copy of which can be found on Deluxe Corporation’s Investor Relations website under “About Deluxe – Investor Relations – Corporate Governance,” together with applicable laws, rules, regulations and NYSE listing standards.

The Compensation Committee is authorized to review and approve corporate goals and objectives related to the CEO’s compensation, lead the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation based on the evaluation.  The Committee is expected to engage the entire Board in its evaluation of the CEO’s performance and in setting an appropriate level of compensation.

The Committee also reviews and approves base salary and incentive compensation levels, stock ownership targets, employment-related agreements and any unique benefit plans or programs for the members of the Executive Leadership Team.  As part of this responsibility, the Committee evaluates and makes recommendations to the Board regarding the Company’s compensation philosophy and structure, the design of incentive compensation plans in which executive officers participate and all equity plans.  It establishes incentive compensation goals and performance measurements for executive officers and determines the levels of achievement of each executive relative to the goals and measurements.  Subject to limits imposed by the plans, applicable law and the Board, the Committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement and Employee Retirement Income Security Act (“ERISA”) excess plans, and also is responsible for determining the formula used to calculate contributions to the Company’s current profit sharing plan.  The Committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs.

Although matters of director compensation ultimately are the responsibility of the full Board, the Compensation Committee works in conjunction with the Board’s Corporate Governance Committee and its independent compensation consultants in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of the Company’s shareholders.

The Committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility.  Since 2001, the Committee has retained Towers Watson & Co. (“Towers Watson”) as its independent consultant.  The Committee has the sole authority to retain, terminate and approve the fees of a compensation consultant for the purpose of assisting in the evaluation of director, CEO and other executive compensation.  In 2015, the Committee assessed its relationship with Towers Watson and determined that no conflicts of interest existed and that Towers Watson remained independent of the Company.  Among other factors supporting Towers Watson’s independence, the only fees paid to Towers Watson in 2015 were for its services as independent consultant to the Committee.  In January 2016, Towers Watson merged with Willis Group Holdings plc (“Willis”), forming Willis Towers Watson Public Limited Company (“Willis Towers Watson”).  Although Deluxe has for several years purchased insurance and risk management services from Willis, the cost of those services is not material and the Committee does not believe any conflict of interest exists with respect to the continued engagement of Willis Towers Watson as its independent compensation consultant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.  No member of the Compensation Committee has ever been an officer or employee of Deluxe.  None of our executive officers serves as a member of the compensation committee of any other company that has an executive serving as a member of the Deluxe Board of Directors.  None of our executive officers serves as a member of the board of directors of any other company that has an executive serving as a member of the Compensation Committee.

Non-Employee Director Compensation

Directors who are also employees of Deluxe do not receive compensation for their service on the Board in addition to their compensation as employees. For 2015, non-employee directors each received a $60,000 annual Board retainer, payable quarterly, and the Non-Executive Chairman received an additional $100,000 annual retainer, also payable quarterly.

Non-employee directors are also compensated for their service on Board committees.  Committee members are paid for their services on a retainer basis, with the retainer for each committee being based on the anticipated meeting frequency and overall responsibilities of the committee.  For 2015, the committee retainer structure was as follows:

	Audit Committee ($)	Compensation Committee ($)	Corporate Governance Committee ($)	Finance Committee ($)
Chair Retainer	28,000	19,000	13,000	13,000
Other Member Retainer	13,000	9,000	7,000	7,000

Non-employee directors also received $1,500 for each approved Company site visit and director education program attended, up to a maximum of five per year.  Directors also may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.

Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which is part of Deluxe’s shareholder-approved 2012 Long-Term Incentive Plan (the “Long-Term Incentive Plan”).  The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interests in the long-term success of Deluxe with that of other shareholders.  Under the Director Plan, each non-employee director may elect to receive, in lieu of cash retainers, shares of Deluxe common stock having an equal value, based on the closing price of Deluxe’s stock on the NYSE as of the quarterly payment date.  The shares of stock receivable pursuant to the Director Plan are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred restricted stock units.  These restricted stock units are converted into shares of common stock and issued to the director on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other objectively determinable date as is elected by the director in his or her deferral election (for example, upon termination of service as a director).  Each restricted stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock.  Restricted stock units issued pursuant to the Director Plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under the Long-Term Incentive Plan.

Under the terms of the Director Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets, and have been provided the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash retainers and fees.  Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of Deluxe’s common stock on the date of grant, and no more than 5,000 options may be granted to a non-employee director in any one year.  Non-employee directors did not receive any option grants in 2015, but each non-employee director re-elected to the Board at last year’s annual meeting received a grant of restricted stock on April 29, 2015, with a grant date fair value of $125,023, which shares vest on April 29, 2016.  Each share of restricted stock entitles the holder to the rights of a shareholder, including the right to vote the shares of restricted stock and receive dividend equivalent payments, provided that non-cash dividend payments are held by Deluxe until the restricted stock vests, at which point they are paid to the holder.  Equity grants to directors are recommended by the Compensation Committee, in consultation with the Corporate Governance Committee, and are ratified by the full Board.

Mr. Nachtsheim, the only non-employee director who was elected to the Board prior to October 1997, is also eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan.  Under this predecessor plan, he is entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he served on the Board prior to October 31, 1997.  No further benefits are accruing under this plan.  In calculating a director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree’s remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe.  Mr. Nachtsheim is eligible to receive payments of $30,000 for two years following his retirement from the Board under this predecessor plan.

The following table summarizes the compensation earned by each non-employee director in 2015.

DIRECTOR COMPENSATION – 2015
Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Total ($)
Ronald C. Baldwin	81,500	125,023	206,523
Charles A. Haggerty	87,500	125,023	212,523
Cheryl E. Mayberry McKissack	77,500	125,023	202,523
Don J. McGrath	86,000	125,023	211,023
Neil J. Metviner	81,500	125,023	206,523
Stephen P. Nachtsheim	80,000	125,023	205,023
Mary Ann O’Dwyer	97,000	125,023	222,023
Thomas J. Reddin	80,000	125,023	205,023
Martyn R. Redgrave	179,000	125,023	304,023

(1)	Under the Director Plan, directors may elect to receive their fees in the form of stock, including the right to defer such stock into restricted stock units. Any stock or stock units issued under the Director Plan are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or restricted stock units.

(2)	Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal ended December 31, 2015 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Note that the values include dividends and dividend equivalents expected to be received on unvested restricted stock and restricted stock units, respectively, which are factored into grant date fair value calculations and are not disclosed when paid. All directors received 1,873 shares of restricted stock or restricted stock units upon their re-election to the Board on April 29, 2015. These shares will vest one year from the date of grant. As of December 31, 2015 the aggregate number of shares of unvested restricted stock or restricted stock units for each director was 1,873. The aggregate number of restricted stock units held by each director was as follows: Mr. Baldwin, 4,424; Mr. Haggerty, 26,153; Mr. McGrath, 22,431; Mr. Nachtsheim, 27,146; Ms. O’Dwyer, 25,993; Mr. Reddin, 2,275; Mr. Redgrave, 9,360.

EXECUTIVE COMPENSATION

ITEM 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (REFERRED TO AS “SAY-ON-PAY”)

We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for the Company’s Named Executive Officers, and therefore are providing shareholders with the opportunity to cast an advisory (non-binding) vote, pursuant to Section 14A of the Exchange Act, as described below.

The Compensation Discussion and Analysis appearing below describes in greater detail the Company’s executive compensation program and decisions made by the Compensation Committee in 2015.

The Company believes the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its strong financial performance and executing against its strategy, and requests the vote of shareholders on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.

As an advisory vote, the vote on Item 2 is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for Named Executive Officers.

The Board of Directors recommends that you vote FOR the compensation of the Company’s Named Executive Officers.

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our executive officers for 2015, and how we use our compensation programs to drive executive performance.  The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement.  Those tables and narrative disclosure provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table appearing later in this Proxy Statement (collectively, the “Named Executive Officers” or “NEOs”), as well as the plans in which those officers are eligible to participate. At last year’s annual meeting, our shareholders provided an advisory “say-on-pay” vote indicating their overwhelming support (95%) of the Company’s compensation program for our Named Executive Officers.  Our shareholders previously have supported the Board’s recommendation that such say-on-pay votes be held annually.  As a result, Item 2 presented in this Proxy Statement again seeks our shareholders’ input on Deluxe’s executive compensation program.  This Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the tables provide information that will assist our shareholders in deciding how to vote on Item 2.

Executive Summary

In evaluating the Company’s executive compensation practices for 2015, the Compensation Committee considered a number of factors, including the practices of a peer group of companies, general compensation trends, the compensation structure most appropriate in supporting the Company’s strategic initiatives and driving shareholder value, and the views of our shareholders. Based on all of these factors, including the overwhelming shareholder support for our executive compensation program as demonstrated by the results of the “Say-on Pay” votes conducted at the Company’s in 2013, 2014 and 2015 annual meetings, the Compensation Committee continued to apply the same effective principles and philosophy it had used in previous years in determining executive compensation. The goals of our executive compensation program are to attract and retain high-quality leadership talent, to reward our leaders for creating long-term value for our shareholders, and to support the ongoing transformation of our business.  Our program is also designed to align the executives’ long-term interests with those of our shareholders and motivate them to remain with the Company for long and productive careers.  We believe our program combines a competitive mix of cash and equity, and short-term and long-term compensation, to appropriately incent our executive officers to achieve a balance between meeting annual goals and achieving long-term growth.

As explained in greater detail below, Deluxe maintains a strong pay-for-performance philosophy, as evidenced by the fact that a significant portion of each executive’s total compensation is linked to financial and other performance criteria intended to deliver sustainable business results and drive shareholder value.  While risk-taking is a necessary component in any successful business model, we employ a number of features in our compensation program that are designed to prevent inappropriate or short-sighted risk-taking, including Compensation Committee oversight of an annual evaluation of risk associated with our compensation programs.  We believe the combination of compensation elements in our program provides the NEOs and our other executive officers with the appropriate incentives to create long-term value for shareholders while continuing to deliver strong performance year after year.  We are focused on continuing to provide favorable returns for our shareholders while we pursue our transformative growth strategies.

Throughout 2015, the Company maintained its financial discipline and strategic focus, which led the Company to not only deliver revenue growth for the sixth consecutive year, but also higher operating income and operating cash flow while investing in many areas to improve its opportunities for long-term growth. We did so, moreover, in what continues to be a challenging business environment.  Details regarding the Company’s performance in 2015 are contained in our Annual Report to Shareholders.   Some highlights of that performance, and the value being created for our shareholders, include the following:

•	The Company’s consolidated revenue increased 5.9%, including Small Business Services segment revenue growth of 4.1% and Financial Services segment revenue growth of 16.4%;

•	Our marketing solutions and other services revenue, an area of focus for growth, increased 24.7% and represented 30.0% of consolidated revenue;

•	We delivered strong diluted earnings per share of $4.36, which was up 10.1% from last year;

•	Our cash flow from operations increased 9.8%; and

•	We continued to attract, develop and retain the leadership talent necessary to execute our strategy, and delivered exceptional performance against the strategic growth initiatives established under our annual incentive program.

We believe the structure of our executive compensation program has been and continues to be a critical factor in aligning the priorities of the Company’s leaders to continue to deliver strong results again in 2016, while at the same time providing a solid foundation for continued success. We hope our shareholders will agree and will express their support in voting FOR Item 2 in this Proxy Statement.

Compensation Objectives, Philosophy and Best Practices

Deluxe is committed to providing executive compensation that attracts, motivates and retains high-caliber executive talent for the benefit of our shareholders, supports Deluxe’s business objectives, and aligns the interests of our NEOs and other executive officers with the long-term interests of our shareholders.  We believe these objectives are achieved by employing the following philosophy and best practices:

•	Focusing the executives on consistently achieving both revenue and earnings growth;

•	Annually evaluating the competitiveness and structure of our executive compensation programs relative to comparable companies;

•	Targeting compensation at or near the median (50th percentile) of our peer group of companies, both for total compensation and separately for each element of compensation;

•	Providing performance-based pay through annual and long-term incentive opportunities that are based on the achievement of specific business objectives (i.e., pay-for-performance);

•	Providing equity-based multi-year incentives that promote the creation of long-term shareholder value;

•	Rewarding outstanding performance, without encouraging excessive risk-taking;

•	Maintaining stock ownership requirements to ensure that our executive officers hold meaningful equity stakes in Deluxe, together with policies prohibiting transactions intended to hedge these ownership positions;

•	Incorporating double-trigger vesting provisions in stock option and other equity-based awards upon a change in control;

•	Implementing clawback provisions with respect to executive incentive awards;

•	Engaging an independent compensation consultant;

•	Prohibiting the pledging or hedging of Company stock by our directors and executive officers;

•	Maintaining non-competition and non-solicitation agreements with certain key employees; and

•	Providing limited perquisites and no tax gross-up on perquisites.

Roles of Compensation Committee, Outside Compensation Consultants and Management in Compensation Decisions

Our executive compensation program is designed to align all components of pay opportunity (base pay, annual incentive pay, long-term incentive pay, and benefits) at or near the median of the market, for each component and as a whole, and reward performance that meets or exceeds performance goals that are established, reviewed and approved each year by the Compensation Committee of the Board of Directors (sometimes referred to in this section as the “Committee”).  In arriving at the appropriate levels of pay and incentive opportunities, the Committee also considers the degree to which the structure of the program rewards reasonable risk-taking and the overall cost of the compensation program so as to achieve proper balance between the need to reward employees and to deliver returns to Deluxe’s shareholders.  Accordingly, the Committee annually reviews the proportionate share of operating income used to reward employee performance through our incentive plans.

The Committee has responsibility for guiding our executive compensation philosophy and overseeing the design of executive compensation programs.  The Committee also recommends (to the independent members of the Board of Directors) the compensation to be paid to the CEO and approves the compensation paid to other executive officers.  The Committee is composed of “independent directors” as defined by NYSE corporate governance standards.  In order to ensure a holistic view of the compensation and benefits provided to our executive officers, the Committee reviews on an annual basis a summary of all elements of compensation for each member of the Company’s Executive Leadership Team.  The Committee also monitors, with the support of management and the Committee’s independent compensation consultants, best practices and emerging trends in the area of executive compensation, including recommended pay principles published by various trade, legal and advisory groups.  The Committee remains focused on constructing an executive compensation program that will best serve the specific needs of Deluxe and the interests of our shareholders.  We believe our program currently incorporates a responsible approach to pay structure, risk management and transparency.

The Committee has engaged, and regularly meets with, an independent compensation consultant, Willis Towers Watson, to assist the Committee in making decisions regarding our executive compensation practices.  On an annual basis, this assistance includes identifying industry trends and norms for executive compensation, reviewing and identifying the appropriate peer group companies and pay surveys, evaluating relevant competitive compensation data and incentive plan designs, and analyzing the relationship between pay and performance relative to peers.  Willis Towers Watson and its predecessors have served as the Committee’s independent consultant since 2001.  Willis Towers Watson is selected by, and reports directly to, the Committee, and its primary contact is the Chair of the Committee.  The Committee regularly meets with Willis Towers Watson in executive session without management present and conducts an annual review of the consultant’s performance.  In addition, the Committee periodically evaluates the relationship with Willis Towers Watson in order to identify and assess any potential conflicts of interest and Willis Towers Watson’s continued independence.  No conflicts or independence issues were deemed to exist in 2015.  Among other factors supporting Willis Tower Watson’s continued independence, the only services provided to the Company by Towers Watson in 2015 consisted of the consulting services provided to the Committee on executive and director compensation matters.  As mentioned above, Towers Watson merged with Willis in January 2016, forming Willis Towers Watson.  Although Deluxe has for several years purchased insurance and risk management services from Willis, the cost of those services is not material and the Committee does not believe any conflict of interest exists with respect to the continued engagement of Willis Towers Watson as its independent compensation consultant.

Management supports the work of the Committee and its independent consultant by providing information and data, as requested, together with reports and presentations to assist the Committee in carrying out its chartered responsibilities.  Company executives also make recommendations with respect to incentive plan targets in the context of management’s business and operational plans.  At the request of the Committee, the CEO attends each Committee meeting, meets with the Committee and independent consultant as necessary to discuss business strategy, and also meets with the Committee annually to discuss each executive’s individual performance and make recommendations on incentive awards and adjustments to the base salaries of those executives.  The Committee evaluates the CEO’s performance each year and provides recommendations to the Board regarding the CEO’s compensation based on that evaluation and current market data provided by the independent consultant.

Competitive Market Review and Peer Group

Consistent with its practice in prior years, for 2015, the Committee commissioned Willis Towers Watson to provide a competitive market review of Deluxe’s executive compensation program in comparison to relevant information drawn from other companies’ executive compensation practices.  The data presented by Willis Towers Watson was used for analyzing the following:  the nature, merit and recommended value of each pay component; the mix of base pay, annual incentive compensation, and long-term incentive values; and other compensation-related decisions.

Based on the recommendation of Willis Towers Watson, the Committee used two sources of data: (1) data from the publicly available proxy statements of a peer group of companies and (2) market data drawn from published, broad-based, third-party surveys of general industry compensation practices.  The Committee reviewed data from a peer group of companies with which the Compensation Committee believes, after consultation with Willis Towers Watson, Deluxe competes in the market for executive talent.  This group of companies is referred to as the “Peer Group.”  The Compensation Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive positions at other companies within the Peer Group.  In selecting companies for the Peer Group, the Compensation Committee considered various criteria, including, but not limited to, revenue size, market capitalization, industry relevance, business cycle and financial performance.  As of December 31, 2015, the Peer Group was comprised of the following 17 companies:

ACCO Brands Corporation	Ennis Inc.	Jack Henry & Associates Inc.
CBIZ, Inc.	Equifax Inc.	Paychex, Inc.
Cenveo Inc.	Fiserv, Inc.	Total System Services, Inc.
DST Systems Inc.	Insperity, Inc.	Cimpress N.V. (f/k/a Vistaprint N.V.)
Dun & Bradstreet Corp.	Intuit Inc.	Web.com Group Inc.
EarthLink Inc.	Iron Mountain Inc.

A high-level review of the continued propriety of the components of the Peer Group is conducted annually by the Compensation Committee and its independent consultant.  For the three-year period ending December 31, 2015, Deluxe delivered a total shareholder return (“TSR”) of 21.8%, ranking its TSR performance in the 61st percentile of the Peer Group.

The following table presents Deluxe TSR for each of the past three years, along with similarly calculated returns for the S&P MidCap 400 index, which we believe to be another appropriate comparison.

	2015	2014	2013	3-Year Compound Annual Growth Rate
Deluxe TSR	(10.7%)	21.8%	65.9%	21.8%
S&P MidCap 400 TSR	(2.1%)	9.7%	33.2%	12.7%
Deluxe Peer Group	15.9%	4.9%	38.4%	16.2%

Executive Compensation Program

The Compensation Committee seeks to design the executive compensation program in a manner that is competitive with and reflects the dynamics of the market in which the Company competes for talent.  In constructing an overall compensation program, the Committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance.  The Committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on the long-term growth of the Company.  Each year the Committee reviews the form and value of long-term incentive grants to ensure alignment with the Company’s overall compensation philosophy and to reward attainment of Company goals.

Elements of Compensation

For 2015, the principal components of our executive compensation program consisted of the following, each of which is addressed below in greater detail:

•	base salary;

•	annual incentive plan;

•	long-term incentives in the form of stock options, restricted stock and a multi-year performance share plan;

•	non-qualified deferred compensation plan;

•	broad-based defined contribution retirement plan; and

•	cash allowance program in lieu of perquisites.

Compensation Mix

The primary components of compensation (base salary and performance-based pay in the form of annual and long-term incentives) for our Named Executive Officers in 2015 were allocated, at targeted levels of performance, to provide a greater weighting on performance-based pay compared to base salary.  Performance-based pay is not guaranteed, but is awarded based upon successful achievement of pre-established criteria.  The average target percentage of performance-based pay for the Named Executive Officers is 37 percent of total target compensation, with the CEO at 42 percent of total target compensation.  Of the total performance-based compensation for the Named Executive Officers, approximately 43 percent is targeted to be long-term compensation, with the remaining 57 percent delivered through annual compensation.  Compared to Deluxe’s general employee population, the Committee believes that executives, including the NEOs, should have a greater percentage of their total compensation dependent upon reaching performance targets, with a higher percentage than the general employee population oriented toward long-term objectives rather than short-term performance.

The Company uses pay-for-performance principles throughout its executive compensation program.  Adjustments in base pay are linked to performance through the annual performance evaluation process, with salary increase guidelines structured to provide greater base pay increases for those who achieve higher than a successful performance rating and lower increases, if any, for those who perform at a successful level or below.  The Deluxe Corporation Annual Incentive Plan (“Annual Incentive Plan”) and the long-term Performance Share Plan (“PSP”) are similarly structured to provide an opportunity to earn higher payouts for performance above target and lower payouts, or none at all, for performance at less than target.  The use of stock options and restricted stock as components of the 2015 long-term incentive program also aligns our pay principles to long-term changes in shareholder value.

While the design of our executive compensation program is largely performance-based, we do not believe it encourages excessive risk-taking.  We believe the combination of compensation elements in the program provides our executives with the appropriate incentives to create long-term value for shareholders by taking thoughtful and prudent actions to improve the Company’s financial performance.  In 2015, the financial metrics used in the Annual Incentive Plan continued to be operating income and revenue, with any payment under the revenue metric being subject to the achievement of a minimum operating income threshold.  Payments under the long-term PSP also are tied to achievement of minimum operating margins on marketing solutions and other services revenue, as well as threshold total shareholder return performance versus the Peer Group.  Each year the Board of Directors reviews the operating plan that forms the basis for the financial performance factors incorporated into the variable compensation plans.  This review by the entire Board helps ensure that the targets established under our incentive compensation plans incorporate a reasonable degree of risk and reward, while at the same time promoting a focus on long-term growth and sustainable financial performance.

Base Salaries

Base salaries provide a fixed level of cash compensation, and are designed to recognize different levels of responsibility within the Company and to attract high-quality, talented executives.  Base pay compensates the executives for their normal, day-to-day responsibilities, and is reviewed annually.  The CEO makes recommendations to the Compensation Committee for changes to each executive’s base salary based on his or her individual performance and the market data presented by the Committee’s independent compensation consultant.  The Committee performs the same analysis with respect to the CEO’s salary based on an annual evaluation of the CEO’s performance by the Board’s non-employee directors.

Base salaries of our executive officers generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions using the data gathered from the compensation surveys referenced above and, in the case of the NEOs, the Peer Group data referenced above, and taking into account internal pay equity.  Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual’s scope of responsibilities.  Base salaries are the basis for the other performance-driven programs discussed below, as well as our retirement program, in that target awards and contributions under these programs are calculated as a percentage of base salary.  Base salaries in 2015 for each of the NEOs are shown in the Summary Compensation Table. All five of the NEOs received an increase in annual base salary rate from 2014.

Annual Incentive Plan

The Annual Incentive Plan provides an incentive for achieving specified financial performance goals that the Company considers to be important contributors to shareholder value, which goals are established at or prior to the beginning of each year.   Named Executive Officers and other officers and management employees selected by the Committee participate in the Annual Incentive Plan.  For 2015, the target value was stated as a percent of base salary and, for the NEOs, was based on the market median of target annual incentive awards for comparable positions in the Peer Group.   Bonuses earned may exceed the target amount if performance goals are exceeded, and are less than the target amount if the performance goals are not fully attained, with no bonus payouts if Deluxe’s financial performance is below minimum thresholds.  The Committee annually reviews the proportionate share of operating income used to reward employee performance through our incentive plans.

The 2015 Annual Incentive Plan consisted of three components.  The first two components were based on the Company’s performance against specific revenue and operating income metrics.  The third component consisted of a group of factors (“enterprise factors”) developed to assess the Company’s progress in transforming Deluxe’s business, consistent with its strategic growth initiatives.  Plan participants with specific business segment responsibilities had a portion of their bonus opportunities tied to the segment’s financial results as well as consolidated results.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places limits on the deductibility of compensation paid to certain executives that is not considered performance-based.  In order to ensure that all payments to our executives under the Annual Incentive Plan qualify as performance-based compensation for purposes of Section 162(m), a bonus pool based on the amount of net income (if any) generated by Deluxe during 2015 was established by the Committee at the beginning of the year, along with the maximum payments that could be allocated to each executive subject to Section 162(m).  Payments made to these executives were based on the performance criteria applicable to other participants under the Annual Incentive Plan, and all such payments were less than the maximum amounts allocated to the executives under the Section 162(m) bonus pool.

In addition, in order to promote stock ownership by the Named Executive Officers and other participants, and to further align their interests with those of our shareholders, participants may choose to receive up to 100 percent of their Annual Incentive Plan payout in restricted stock units, in which case the Company will provide a 50 percent match on the amounts elected to be received in restricted stock units.  The restricted stock units vest on the second anniversary of the date of the grant.  We believe the 50 percent match and two-year vesting period encourage employee stock ownership and employee retention.  In 2015, Mr. Peterson elected to receive all of his Annual Incentive Plan compensation payout in deferred stock units and Mr. McRoberts elected to receive a portion of his Annual Incentive Plan payout in deferred stock units.

Performance Measures and Objectives under the Annual Incentive Plan

For the Named Executive Officers and all other participants, the three components in determining incentive compensation for 2015 under the Annual Incentive Plan were adjusted revenue, adjusted operating income and the enterprise factors.  “Adjusted revenue” and “adjusted operating income” are based on revenue and operating income as publicly reported by the Company in its consolidated financial statements, but include pre-defined adjustments to eliminate the effects of items that are not a part of the operating plan or are beyond management’s control, such as the adoption of new accounting principles, asset impairments, certain mergers and acquisitions, restructuring charges, the effects of changes in foreign currency exchange rates, etc.  The enterprise factors used in 2015 were intended to serve as leading indicators of the Company’s success in executing its growth strategy and to supplement the financial performance metrics.  The enterprise factors included a collection of key initiatives and performance indicators intended to assess how well the Company performed in the following areas:

•	Execute key strategic enterprise opportunities;

•	Continuing to improve talent management effectiveness; and

•	Strengthening business processes in support of revenue growth transformation.

As indicated above, the Committee also retains discretion to make other adjustments to the financial measurement calculations, as long as these adjustments do not result in the payment to any Named Executive Officer or other participant in excess of his or her applicable Section 162(m) bonus pool allocation.  We continue to believe revenue, operating income and the enterprise factors are critical drivers of our strategy to achieve profitable and sustainable revenue growth, and thereby create long-term value for our shareholders.  Each component was weighted as shown below, with revenue and operating income target performance set in alignment with the Company’s annual operating plan (“AOP”) targets.

In establishing the metrics and payout scales for 2015 under the Annual Incentive Plan, targets were set at ambitious, yet achievable levels. We also continued to require that a minimum threshold of adjusted operating income be achieved before payments could be made under the adjusted revenue and operating income performance factors.  We believe this minimum threshold serves as an effective control on imprudent decision-making, ensuring that the revenue growth achieved by the Company is profitable.  Given the challenges presented by the economy in general, as well as the specific challenges confronted by small businesses and the continuing secular decline in the core check industry, the Company sought to balance its focus on growth with the need to establish financial performance targets for the year that would afford realistically achievable incentive opportunities for its employees, while at the same time requiring solid returns to its shareholders.

The target revenue and operating income for the Company were increased for the 2015 plan year to continue to incent continued growth in 2015.  In addition, the threshold payout levels for 2015 were set to be approximately equal to the actual revenue and operating income achieved by the Company for 2014.  The following table illustrates the 2015 threshold and maximum performance levels compared to targets for the adjusted revenue and operating income factors, as well as the corresponding payout percentages (versus the target award opportunity) at each level of performance.

Performance Level	Adjusted Operating Income	Adjusted Revenue	Percent of Target Award (%)
Maximum	106.8% of AOP	103.6% of AOP	200%
Target	AOP	AOP	100%
Threshold	96.1% of AOP	93.0% of AOP	50%
Below Threshold	---	---	0%

For 2016, the structure of the Annual Incentive Plan will remain substantially the same as in 2015, but will reflect new adjusted revenue and operating income performance levels, as well as corresponding payout percentages.

Actual Annual Incentive Plan Payments

Deluxe’s consolidated performance in 2015 exceeded the threshold performance levels for both adjusted operating income and revenue.  As indicated above, for 2015, the Committee also established enterprise factors as a component of performance to be measured in assessing payments to be made under the Annual Incentive Plan.  These factors consist of a group of quantitative and qualitative indicators intended to assess the Company’s progress on various strategic initiatives.  After assessing the Company’s performance in the aggregate on the various metrics established for the enterprise factors, the Committee determined that participants should be awarded a payout of 125 percent of target for that component.  The actual 2015 performance on all three components is summarized in the following table.

Measures (Dollars in Millions)	Target ($)	Actual ($)	Weighting (%)	Payout Percent (% of target)
Adjusted Operating Income	$365.0	$373.5	35%	127.0%
Adjusted Revenue	$1,800.0	$1,772.4	45%	94.8%
Enterprise Factors / Initiatives	--	--	20%	125.0%
Blended Payout Percentage	--	--	--	112.1%

As indicated above, executive officers and other participants with specific business segment responsibilities also have a portion of their Annual Incentive Plan opportunity tied to the segment’s adjusted revenue and operating income performance.  Of the Named Executive Officers, Messrs. Filby and McRoberts had a portion of their Annual Incentive Plan opportunity tied to business segment performance.  Business segment performance is evaluated on the basis of adjusted segment revenue and adjusted segment controllable operating income, which is adjusted segment operating income after removing allocations of corporate overhead costs.  The Financial Services segment, for which Mr. Filby is responsible, delivered adjusted revenue at 98.0 percent of the targeted level of $458.4 million and adjusted controllable operating income at 105.9 percent of the targeted level of $142.3 million.  The associated payout percentages at these levels of performance were 94.9 percent and 128.8 percent, respectively.  With 30 percent of his incentive opportunity based on segment revenue results, 20 percent based on adjusted controllable operating income results for the segment, and 50 percent based on the consolidated performance, Mr. Filby’s blended payout percentage for 2015 was 110.1 percent.  The Small Business segment, for which Mr. McRoberts is responsible, delivered adjusted revenue at 96.9 percent of the targeted level of $1,194.3 million and adjusted controllable operating income at 93.8 percent of the targeted level of $362.8 million.  The associated payout percentages at these levels of performance were 88.9 percent and 53.9 percent, respectively.  With 30 percent of his incentive opportunity based on segment revenue results, 20 percent based on adjusted controllable operating income results for the segment, and 50 percent based on the consolidated performance, Mr. McRoberts’ blended payout percentage for 2015 was 93.3 percent. The amounts earned by all Named Executive Officers under the Annual Incentive Plan for 2015 are included in the Summary Compensation Table appearing later in this Proxy Statement.

Long-Term Incentive Compensation

We provide our NEOs with long-term incentives that are directly linked to the value provided to Deluxe Shareholders.  Long-term incentive compensation for our executives generally is set at or near the median of long-term compensation paid to executives of companies of similar size and in similar positions using the data gathered from compensation surveys.  The long-term incentive program consists of three components:  options, restricted stock, and performance-based shares.  Generally speaking, each of the three components accounts for approximately one-third of the total targeted value delivered to each participant in the program.

The PSP uses as metrics (1) Deluxe’s Marketing Solutions and Other Services (“MSOS”) Revenue, combined with Adjusted Operating Margin (referred to, collectively, as the “Performance Metrics”), and (2) Total Shareholder Return (“TSR”) compared to averages for the Peer Group.  The Performance Metrics and relative TSR are weighted equally in determining the amount of any payout under the PSP, and are measured over a three-year performance period.  MSOS is a category of products and services that are considered to be high growth and, therefore, an important indicator of the Company’s ability to achieve its long-term growth initiatives. To make any payments under the PSP, Deluxe must make significant progress in each year of the three-year performance period.

For 2015, the payout amount under the PSP can vary from 0 percent to 200 percent of the target PSP award value, depending upon the performance level achieved for the three-year period ending December 31, 2017.  No PSP award will be paid unless minimum MSOS Revenue and Operating Margin thresholds are both met for the three-year period.  The use of TSR is a growing practice among the Peer Group; the Committee believes it is an effective tool to align executive performance with the interests of our shareholders.   Restricted stock awards vest in their entirety (also known as “cliff vesting”) after a three-year period and further align the interests of the participants with those of our shareholders while promoting employee retention.  As is the case with our Annual Incentive Plan, the 2015 PSP awards were structured so as to ensure that any payouts ultimately made to executives under the applicable award agreements will qualify as performance-based compensation for purposes of Section 162(m).

The stock options granted to our NEOs and other participants have a three-year vesting period, with one-third vesting on each anniversary of the grant date.  The grant date for the options, restricted stock and performance shares generally coincide with the regularly scheduled February Compensation Committee meeting.  The timing of the annual grants also aligns with the employee performance evaluation process and is outside of regularly scheduled stock trading blackout periods.  In calculating the number of stock options required to deliver the targeted award value, the Committee uses a Black-Scholes valuation methodology based on a single-day pricing method, which is based on the closing price of the Company’s common stock on the day of the grant.

The Company believes our long-term incentive plan design properly balances and achieves several critical objectives and best practices, including:

•	Supporting and rewarding the achievement of Deluxe’s long-term business strategy and objectives;

•	Encouraging decisions and behavior that will increase shareholder value;

•	Reinforcing the pay-for-performance orientation of the overall executive compensation program;

•	Enabling Deluxe to attract and retain high-quality key executive talent by providing competitive incentive and total compensation opportunities; and

•	Promoting share ownership and facilitating achievement of the ownership guidelines.

All long-term incentive awards to the Named Executive Officers and other participants are granted on the same date, with the exception of awards made in conjunction with an individual’s promotion or hire into the Company, or as necessary to facilitate retention of key employees.

Cash Performance Plan for Period Ending 2015

Prior to 2014, the Company’s long term incentive program included a Cash Performance Plan (the “CPP”), which was replaced by the PSP. The Company’s 2013 CPP had a three-year performance period that expired at the end of 2015.  The performance metrics employed in connection with the 2013 CPP awards consisted of a combination of MSOS Revenue achieved during the final year of the performance period (i.e., 2015) and the Company’s Adjusted Operating Income Margin for 2015.  In order to promote MSOS Revenue growth over the term of the performance period, 50% of plan goals were based on achievement of specific MSOS Revenues.  The threshold 2015 MSOS Revenue level established under the 2013 CPP was $460 million, representing an average annual growth rate in MSOS Revenue of approximately 20% over such period.   The target 2015 MSOS Revenue level established under the 2013 CPP was $600 million, and the maximum 2015 MSOS Revenue level established under the 2013 CPP was $650 million.  To ensure that the Company remained profitable as it grew its revenues over the course of the performance period, potential payout levels under the 2013 CPP also were based on the level of Adjusted Operating Income Margin achieved by the Company for 2015, with threshold operating margin being set at 18% and maximum operating margin at 20%.  The Company actually achieved MSOS Revenue of $532 million in 2015 (more than 15% above the threshold requirement), and an Adjusted Operating Income Margin of 20.5% (above the maximum performance level for that component).  The remaining 50% of plan goals were based on relative TSR performance over a three-year period versus the Peer Group, to facilitate a more direct alignment of the interests of the participants with the shareholders.   TSR over the three-year period was in the 61st percentile versus the Peer Group of companies.  Based on these combined levels of performance and the payout matrix that had been approved by the Compensation Committee at the beginning of the three-year performance period, the Committee approved payouts under the 2013 CPP awards at 119.3% of the targeted award level for each participant, including the NEOs.  The payouts earned under the 2013 CPP are included in the 2015 Non-Equity Incentive Plan Compensation reported for each of the NEOs in the Summary Compensation Table appearing later in this proxy statement.

Deferred Compensation Plan

The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis.  Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), Named Executive Officers and other key employees may choose to defer up to 100 percent of base salary (less applicable deductions) and up to 50 percent of any Annual Incentive Plan payout into multiple investment options.  This plan also contains a provision that restores benefits lost under the defined contribution pension plan and the annual profit sharing plan due to Internal Revenue Code limits.  Contributions for the Named Executive Officers under this provision for 2015 are reflected in the All Other Compensation column of the Summary Compensation Table.  The investment options are similar to the investment options available to employees in the Company’s broad-based retirement plans.  The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.

Retirement Program

The Named Executive Officers are eligible to participate in the same qualified broad-based retirement plans that are available to most employees. The program consists of two components, a 401(k) plan and an annual profit sharing plan (under which contributions, if any, are based on Deluxe’s performance).   Prior to 2011, Deluxe also had a defined contribution pension plan, but contributions to this plan were suspended in 2011.  The retirement program at Deluxe is regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we recruit talent to help ensure that the Company remains competitive in the market.  The incremental value of benefits provided to the Named Executive Officers under this program is included in the All Other Compensation column of the Summary Compensation Table.

Personal Choice Program

All of our Named Executive Officers, with the exception of our CEO, Mr. Schram, participated in the executive officer Personal Choice Program.  The Personal Choice Program provides a fixed cash payment to participating executive officers in lieu of any other perquisites.  The quarterly cash payment of $7,500 for Senior Vice Presidents and $5,000 for Vice Presidents who are members of the Executive Leadership Team is intended to cover personal expenses typically incurred by executives as a result of their positions (such as financial and tax planning, vehicle mileage, etc.).  The quarterly payments under this program are not grossed-up.   As with the other compensation components, this program is assessed against market data regarding perquisite programs on an annual basis.  The Company chose this program structure because it is more flexible for the executive officers, less administratively burdensome and less costly to the Company.

Stock Ownership Guidelines; Pledging and Hedging Policies

Deluxe has established stock ownership guidelines for its executive officers and directors.  The Committee annually reviews each executive officer’s and director’s progress toward attaining his or her ownership target.  The 2015 target for the CEO is five times (5x) annual base salary, for all Senior Vice Presidents is two-and-one-half times (2½x) annual base salary and for Vice Presidents who are members of the Executive Leadership Team is one-and-one-half times (1½x) annual base salary.  The guidelines call for the targeted level of ownership to be achieved within five years of the date the individual becomes subject to the target.  For purposes of calculating an executive officer’s stock ownership under these guidelines, stock options are not included.  While restricted stock and restricted stock units convertible into shares are included, only 60 percent of their value is counted toward the ownership target prior to vesting, based on the rationale that approximately 40 percent of such shares or units will be withheld or surrendered by the executive upon vesting to cover taxes.  In the past twelve months executives have generally continued to increase their actual share ownership, and the Committee reviews each individual’s ownership on an annual basis.  Each Named Executive Officer has achieved his ownership target, or is so newly subject to the ownership guidelines that the Committee has no reason to believe that the target will not be reached by the individual’s deadline.

In addition to the stock ownership guidelines, executive officers and directors are subject to share retention and holding period requirements.  Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and vesting of other equity awards, and are required to hold the shares until their individual ownership targets are met.  The Company also maintains policies prohibiting directors and executive officers from pledging Company stock and from engaging in any transactions intended to hedge the economic risk of ownership in Deluxe stock.  These policies prohibit executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s stock (including, but not limited to, prepaid forward contracts, short sales, equity swaps, or collars) or (ii) pledging, hypothecating, or otherwise encumbering shares of Deluxe stock as collateral for indebtedness.  This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.

Clawback Practices

For many years, Deluxe has included clawback provisions in its equity agreements, which can be triggered for a broad range of misconduct by the award recipient.  In 2009, the Company extended its clawback policy to cover the recoupment of annual bonus payments and other incentive award payouts, including awards under the Annual Incentive Plan and the long-term incentive plans, granted to officers who are subject to Section 16 of the Exchange Act.  This extended policy took effect with awards granted in 2010, and covers situations where misconduct by the executive contributes to a restatement of the Company’s financial statements.  While the Company had adopted and broadened its clawback policy prior to the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the policy will be amended consistent with any forthcoming regulations under the Dodd-Frank Act after they are published.

Severance, Retention and Change of Control Arrangements

Deluxe maintains severance arrangements or agreements with each of its executive officers, including the Named Executive Officers (collectively “arrangements”).  The arrangements are intended to facilitate the executives’ attention to the affairs of Deluxe and to recognize their key roles within the Company.  If an NEO’s employment is terminated without “cause” by Deluxe or by the NEO with “good reason,” he or she is eligible to receive severance pay and benefits.  The Severance Calculations table appearing later in this Proxy Statement, together with the narrative accompanying that table, explains in detail the benefits provided under these arrangements and the circumstances under which each NEO would be eligible for benefits under the arrangements.  Receipt of these benefits is conditioned upon the Named Executive Officer entering into a release and agreeing to maintain the confidentiality of Company confidential information for a period of two years after termination of employment.  Mr. Schram’s employment agreement also requires that, for two years after he ceases to be employed by Deluxe, he will not engage in any business that competes with Deluxe, will not hire any Deluxe employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.  Messrs. Filby and McRoberts also are subject to agreements that contain similar restrictions for a one-year period after they cease to be employed by Deluxe.

The Company also maintains retention agreements (“Retention Agreements”) with those current executives who became executive officers prior to 2010, which are addressed in greater detail in the narrative accompanying the Change of Control Calculations table in this Proxy Statement.  In general, however, these Retention Agreements provide incentives for the executive officer to remain with Deluxe through a change of control, and provide certain benefits in the event the executive officer’s employment is negatively impacted as a result of, or following, a change of control.  In other words, benefits are not paid out automatically upon a change of control, but only if such executive officer’s employment is negatively affected (i.e., a double trigger).  Moreover, the severance arrangements described above do not apply if the executive officer’s employment is terminated following a change of control under circumstances that would entitle them to receive benefits under the Retention Agreements.  The Retention Agreements comply with Section 409A of the Internal Revenue Code, have a renewable term of two years, place a limit on tax gross-up payments, and provide a payment multiple of three times salary and bonus for the CEO, two times for Senior Vice Presidents, and one time for Vice Presidents on the Executive Leadership Team.  No new Retention Agreements have been entered into by the Company, nor have any existing Agreements been amended, since 2010.

Advisory Vote on Say-on-Pay

At the 2015 annual meeting of shareholders, the results of our shareholders’ advisory vote on the compensation of our Named Executive Officers (“say-on-pay”) were as follows:

•	37,479,442 shares “For” (or 94.63% of the shares voted);

•	1,817,259 shares “Against” (or 4.59% of the shares voted); and

•	307,620 shares “Abstain” (or 0.78% of the shares voted).

The Compensation Committee considered the results of the say-on-pay advisory vote.  Given that these results reflected strong support for our Named Executive Officers’ compensation, the Committee did not make any changes to executive compensation policies and decisions as a result of the 2015 say-on-pay advisory vote.  Nevertheless, we continue to monitor current and emerging best practices with respect to the design of executive compensation programs, assess our compensation programs in light of our strategic initiatives for delivering shareholder value, regularly assess risk inherent in our compensation programs, and solicit views of analysts and institutional investors in the course of our regular interactions with them.

As a result of an advisory vote of shareholders in 2011 strongly supporting a say-on-pay vote every year, shareholders are again asked to provide an advisory vote on the compensation of our Named Executive Officers as Item 2 appearing earlier in this Proxy Statement.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) limits the deductibility of compensation in excess of $1 million paid to certain executive officers unless such compensation qualifies as “performance-based compensation.”  Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of objective performance criteria established prior to the period for which it is applicable and must be pursuant to a plan that has been approved by Deluxe’s shareholders. We expect that all compensation paid in 2015 to the executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or because the payment of such compensation complies with the performance-based compensation provisions of Section 162(m).

The Company believes that it is important to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers, and has taken such actions as may be necessary to continue to qualify significant portions of executive compensation as performance-based under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

MEMBERS OF THE COMPENSATION COMMITTEE

Don J. McGrath, Chair
Ronald C. Baldwin
Cheryl Mayberry McKissack
Thomas J. Reddin
Martyn R. Redgrave

Executive Compensation Tables

The Summary Compensation Table, 2015 All Other Compensation Table, and Grants of Plan-Based Awards In 2015 Table presented on the following pages summarize the total compensation paid to or earned by our Named Executive Officers, which include (i) each of the individuals who served as Deluxe’s Chief Executive Officer or Chief Financial Officer during any part of 2015, and (ii) the next three most highly compensated individuals serving as executive officers at the end of the year.  The following narrative is provided to help you understand the information presented in those tables.

The base salaries of Named Executive Officers were generally set at or near the median for executive officers in similar positions at the Peer Group of companies identified earlier in the Compensation Discussion and Analysis section of this Proxy Statement.  Reference also was made to data derived from broad-based compensation surveys, appropriately adjusted through the use of regression analysis (“regression data”).

The Named Executive Officers also participate in the Annual Incentive Plan (“AIP”), under which cash bonuses can be earned based on pre-established performance criteria.  The AIP also allows participants to receive some or all of their bonus payments in the form of restricted stock units.  As explained in the footnotes accompanying the Summary Compensation Table, the cash portion of AIP bonus payments appears in the “Non-Equity Incentive Plan Compensation” column, while the portion of AIP bonuses paid in restricted stock units appears in the “Stock Awards” column.  For 2015, the AIP performance criteria included adjusted revenue, adjusted operating income and enterprise factors, a pre-defined set of initiatives developed to support the Company’s growth strategy. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee determined that the Company exceeded the threshold levels of performance established for the various criteria, and therefore approved AIP payments for 2015.

The Named Executive Officers also participate in our Long-Term Incentive Program (“LTIP”).  For 2015 and 2014, the LTIP included awards of stock options, restricted stock and performance shares. For 2013, the LTIP consisted of a Cash Performance Plan (“CPP”) and stock options.  Given the change in structure of the LTIP in 2014, the value of option awards in 2014 and 2015 was less than in 2013 and the value of stock awards in 2014 and 2015 includes restricted stock grants and performance shares.  The aggregate target value of LTIP awards approximates the median of long-term incentive compensation provided to executive officers in the Peer Group of companies or calculated using regression data.  Except for awards granted on an individual’s date of hire, LTIP awards to Named Executive Officers were granted on the same day as awards to all eligible employees.  The exercise price of options is the closing price of Deluxe’s stock on the grant date.  The options vest annually in three equal installments beginning on the first anniversary of the grant date, and restricted stock vests all at once, on the third anniversary of the grant date, provided certain vesting conditions are met, or earlier if certain conditions are met following a change of control of the Company.

Targeted performance share award levels under the PSP for 2015 are reported in the Grants of Plan-Based Awards in 2015 Table and are reflected in the Summary Compensation Table based on the probable outcomes of the performance conditions during the three-year performance period ending December 31, 2017.  The actual payouts, if any, must be approved by the Committee before they are made.  The PSP awards reported in the Grants of Plan-Based Awards in 2015 Table and Summary Compensation Table for 2015 employ a three-year performance period and measure the level of MSOS Revenue achieved by the end of 2017, the Adjusted Operating Margin achieved by the Company, and the Company’s TSR versus a peer group during the three-year period.  The PSP also establishes threshold levels of MSOS Revenue, as well as TSR performance, before any amount can be earned.  The predecessor CPP employed similar metrics, but was a cash-based incentive plan versus an equity-based plan.  As indicated in the Summary Compensation Table and accompanying footnotes, no payouts were made under the CPP for performance periods ending in 2013, but a payout was made for the performance periods ending in 2014 and 2015, and is reflected in the amounts reported as “Non-Equity Incentive Plan Compensation” for each of those years.  Under the rules governing the reporting of compensation in the Summary Compensation Table, while equity-based incentive awards such as PSP awards are valued and reported when granted, cash-based incentive awards such as CPP awards are not reported until actual payments are earned.  As a result, reported NEO compensation for 2014 and 2015 were elevated because these amounts include both PSP grants made in the respective years and payouts on CPP awards that were granted in prior years.

The Named Executive Officers, other than the CEO, also participate in a program that provides a quarterly cash allowance for personal expenses typically incurred by executives, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)

Lee J. Schram	2015 2014	900,500 871,000	0 0	2,001,370 3,224,825	999,002 833,789	2,514,063 2,064,532	29,821 28,209	6,444,756 7,022,355
Chief Executive Officer	2013	831,500	0	0	1,270,308	1,029,027	26,432	3,157,267

Terry D. Peterson	2015 2014	423,333 413,667	0 0	827,408 842,165	199,794 200,104	313,041 273,009	43,636 42,823	1,807,212 1,771,768
Senior Vice President & Chief Financial Officer	2013	407,000	0	412,064	316,914	42	41,978	1,177,998

Malcolm J. McRoberts	2015 2014	454,167 441,667	0 0	514,690 445,813	199,794 160,094	464,347 408,527	43,953 43,075	1,676,951 1,499,176
Senior Vice President, Small Business Services	2013	420,833	0	108,847	290,394	169,352	42,082	1,031,508

John D. Filby	2015 2014	469,167 460,000	0 0	386,923 331,143	193,146 160,094	544,533 497,644	44,108 43,240	1,637,877 1,492,121
Senior Vice President, Financial Services	2013	460,000	0	0	290,394	280,800	33,369	1,064,563

Anthony C. Scarfone	2015 2014	368,667 360,833	0 0	250,188 389,439	124,871 125,065	471,581 377,364	43,068 42,347	1,258,488 1,295,048
Senior Vice President, General Counsel & Secretary	2013	355,000	0	53,912	226,746	203,696	41,588	880,942

(1)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2015, 2014 and 2013. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. Stock awards included in this column are comprised of awards from two sources: restricted stock units received in lieu of cash under the AIP, and equity-based awards under the LTIP.

Annual Incentive Plan (AIP). As described in the Compensation Discussion and Analysis section of this Proxy Statement, recipients of awards under the AIP may elect to receive all or a portion of their incentive compensation in the form of restricted stock units. If an election is made to receive restricted stock units in lieu of cash, the amount of the cash foregone is increased at a match rate established by the Compensation Committee in determining the number of units awarded. For all years reported, the AIP match rate was 50 percent. For AIP awards earned during 2015, restricted stock units were granted on January 25, 2016 in lieu of cash compensation in the amount of 8,310 units ($427,139) to Mr. Peterson; and 2,226 units ($114,463) to Mr. McRoberts. For AIP awards earned during 2014, restricted stock units were granted on January 20, 2015 in lieu of cash compensation in the amount of 7,027 units ($428,155) to Mr. Peterson; 1,882 units ($114,670) to Mr. McRoberts; and 2,145 units ($130,695) to Mr. Scarfone. For AIP awards earned during 2013, restricted stock units were granted on January 21, 2014 in lieu of cash compensation in the amount of 8,056 units ($412,064) to Mr. Peterson; 2,128 units ($108,847) to Mr. McRoberts; and 1,054 units ($53,912) to Mr. Scarfone. The number of restricted stock units received was determined based on the closing price of the Company’s common stock on the NYSE on the date of grant of such units ($51.40 on January 25, 2016, $60.93 on January 20, 2015, and $51.15 on January 21, 2014, respectively). The portion of each executive’s AIP compensation paid in cash is included in the “Non-Equity Incentive Plan Compensation” column. The estimated possible threshold, target, and maximum values for the 2015 AIP, including the 50 percent match based on the individual elections made by each Named Executive Officer prior to the start of the plan period, are listed in Grants of Plan- Based Awards Table.

Long-Term Incentive Program (LTIP).  The 2015 stock award values also include the performance share and restricted stock elements of our LTIP. Included in performance shares are performance metric awards valued based on the closing price of the Company’s stock on the NYSE on the grant date ($67.08 on February 12, 2015) and TSR awards valued at $67.13 based on a Monte Carlo simulation, which utilizes multiple input variables to estimate the probability of meeting the performance objectives established for the award, including the number of shares expected to be issued, the expected volatility of our stock price and other assumptions appropriate for determining fair value. The grant date fair values reported for the 2015 performance share grants for each executive were as follows: $1,002,348 to Mr. Schram; $200,443 to Mr. Peterson; $200,443 to Mr. McRoberts; $193,800 to Mr. Filby; and $125,285 to Mr. Scarfone. The threshold, target, and maximum grant date fair values for the 2015 performance share grants were $290,575 (threshold) $1,001,974 (target) and $2,003,948 (maximum) to Mr. Schram; $58,110 (threshold) $200,368 (target) and $400,736 (maximum) to Mr. Peterson; $58,110 (threshold) $200,368 (target) and $400,736 (maximum) to Mr. McRoberts; $56,181 (threshold) $193,728 (target) and $387,454 (maximum) to Mr. Filby; and $36,321 (threshold) $125,239 (target) and $250,476 (maximum) to Mr. Scarfone. The values of the 2015 restricted stock awards for each executive were as follows: $999,022 to Mr. Schram; $199,831 to Mr. Peterson; $199,831 to Mr. McRoberts; $193,123 to Mr. Filby; and $124,903 to Mr. Scarfone. The 2015 restricted stock award values for each of the executives reflects regular awards, the base for which is described in the “Long-Term Incentive Compensation” section of Compensation Discussion and Analysis. The number of restricted shares granted in 2015 in each of the foregoing was determined based on the closing price of the Company’s stock on the NYSE on the grant date of the shares ($67.08 on February 12, 2015).

(2)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options during the fiscal year ended December 31, 2015, 2014, and 2013.  Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2015, 2014, and 2013, as applicable.  These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.

(3)
Amounts listed in this column reflect cash amounts paid to the Named Executive Officers under the AIP and CPP.  As explained earlier in this Proxy Statement, CPP payouts (if any) appear in this column upon completion of the multi-year performance period associated with such award. Payouts were made under the CPP for 2014 and 2015.  As described in the Compensation Discussion and Analysis section of this Proxy Statement and footnote 2 to this table, recipients of awards under the AIP may elect to receive all or a portion of their incentive compensation in the form of restricted stock units.  If an election is made to receive restricted stock units, the amount of the cash foregone is increased (or matched) at a rate established by the Compensation Committee in determining the number of units awarded.  The ASC Topic 718 aggregate grant date fair value attributable to awards taken as restricted stock units is listed in the “Stock Awards” column, while the portion of AIP compensation paid in cash is included in this column.

The estimated possible threshold, target and maximum values for the 2015 AIP, including the 50 percent match based on the individual elections made by each Named Executive Officer prior to the start of the plan period, are included in the Grants of Plan-Based Awards In 2015 Table.  For 2013, the amounts reported relate entirely to the AIP, as there were no CPP payments for this year.  For 2014 and 2015, the amounts include cash received under the AIP and CPP as follows: Mr. Schram, 2015 AIP ($1,261,938) CPP ($1,252,125), 2014 AIP ($1,202,032) CPP ($862,500), 2013 AIP ($1,029,027) CPP ($0); Mr. Peterson, 2015 AIP (includes an amount -- $5 -- representing the value of a fraction of a deferred stock unit on the date of grant) CPP ($313,031), 2014 AIP (includes $9 in lieu of a fractional deferred stock unit) CPP ($273,000), 2013 AIP (includes $42 in lieu of a fractional deferred stock unit) CPP($0); Mr. McRoberts, 2015 AIP ($178,053) (includes $47 in lieu of a fractional deferred stock unit) CPP ($286,200), 2014 AIP ($178,468) (includes $59 in lieu of a fractional deferred stock unit) CPP ($230,000), 2013 AIP ($169,339) (includes $13 in lieu of a fractional deferred stock unit) CPP ($0); Mr. Filby, 2015 AIP ($258,333) CPP ($286,200), 2014 AIP ($257,644) CPP ($240,000), 2013 AIP ($280,800) CPP($0); Mr. Scarfone, 2015 AIP ($247,987) CPP ($223,594), 2014 AIP ($161,841) (includes $23 in lieu of a fractional deferred stock unit) CPP ($215,500), 2013 AIP ($203,696) CPP ($0).

(4)
A detailed description of the 2015 amounts listed in this column is contained in the “2015 All Other Compensation Table” immediately following this table.  Note that the values for 2014 and 2013 have been restated to exclude dividends and dividend equivalents received on unvested restricted stock and restricted stock units, respectively, which are factored into grant date fair value calculations and are not disclosed when paid.

2015 ALL OTHER COMPENSATION TABLE

Name	Perks and Other Personal Benefits[1] ($)	Tax Reimburse- ments ($)	Company Contributions to Defined Contribution Plans ($)	Other[2] ($)	Total ($)
Lee J. Schram	11,270	0	12,005	6,546	29,821
Terry D. Peterson	30,000	0	12,005	1,631	43,636
Malcolm J. McRoberts	30,000	0	12,005	1,948	43,953
John D. Filby	30,000	0	12,005	2,103	44,108
Anthony C. Scarfone	30,000	0	12,005	1,068	43,068

(1)	Amounts for Mr. Schram reflect the premium paid by the Company for a supplemental long-term disability insurance policy to provide him with coverage equal to two-thirds of his base salary in the event of a disability meeting the requirements of the policy. Amounts for all other Named Executive Officers reflect a Personal Choice Program cash allowance. There is no tax gross-up for the supplemental coverage or the Personal Choice Program.

(2)	Amounts listed are ERISA excess and benefit plan equivalent amounts.

GRANTS OF PLAN-BASED AWARDS IN 2015 TABLE

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Share of Stock[3]	All Other Option Awards: Number of Securities Under- lying Options[4]	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards[5]
Executive Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Plan Name
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Lee J. Schram

LTIP – Restricted Stock	2/12/2015							14,893			999,022

LTIP – Options	2/12/2015								64,162	67.08	999,002

LTIP – PSP – Performance Metrics	2/12/2015				2,465	7,469	14,938				501,021

LTIP – PSP – TSR	2/12/2015				1,867	7,468	14,936				501,327

AIP[1]		562,813	1,125,625	2,251,250

Deferred Stock Units[6]

Terry D. Peterson

LTIP – Restricted Stock	2/12/2015							2,979			199,831

LTIP – Options	2/12/2015								12,832	67.08	199,794

LTIP – PSP – Performance Metrics	2/12/2015				493	1,494	2,988				100,218

LTIP – PSP – TSR	2/12/2015				373	1,493	2,986				100,225

AIP[1]		0	0	0

Deferred Stock Units[6]	1/25/2016							8,310			427,134

Malcolm J. McRoberts

LTIP – Restricted Stock	2/12/2015							2,979			199,831

LTIP – Options	2/12/2015								12,832	67.08	199,794

LTIP – PSP – Performance Metrics	2/12/2015				493	1,494	2,988				100,218

LTIP – PSP – TSR	2/12/2015				373	1,493	2,986				100,225

AIP[1]		95,375	190,750	381,500	59,625	119,250	238,500

Deferred Stock Units[6]	1/25/2016							2,226			114,416

John D. Filby

LTIP – Restricted Stock	2/12/2015							2,879			193,123

LTIP – Options	2/12/2015								12,405	67.08	193,146

LTIP – PSP – Performance Metrics	2/12/2015				477	1,444	2,888				96,864

LTIP – PSP – TSR	2/12/2015				361	1,444	2,888				96,936

AIP[1]		117,292	234,583	469,166

Deferred Stock Units[6]

Anthony C. Scarfone

LTIP – Restricted Stock	2/12/2015							1,862			124,903

LTIP – Options	2/12/2015								8,020	67.08	124,871

LTIP – PSP – Performance Metrics	2/12/2015				308	934	1,868				62,653

LTIP – PSP – TSR	2/12/2015				233	933	1,866				62,632

AIP[1]		110,600	221,200	442,400

Deferred Stock Units[6]

(1)	The amounts listed in the designated row for each Named Executive Officer reflect the estimated future cash payouts under the AIP for 2015 at the time the performance targets were established, based on each Named Executive Officer’s advance election to receive any such payouts in cash (i.e., non-equity), restricted stock units (i.e., equity), or a combination of the two. The actual payouts under the AIP for 2015 are reflected in the Summary Compensation Table and a more complete explanation of the AIP appears in the Compensation Discussion and Analysis portion of this Proxy Statement.

(2)	The amounts listed in the designated rows for each Named Executive Officer derive from the performance shares granted under the Company’s Long-Term Incentive Program, as further explained below.

Long-Term Incentive Program (LTIP).  Amounts listed under the Long-Term Incentive Program (LTIP) have their value shown in number of performance shares of the Company’s common stock, at threshold, target and maximum levels.  Performance shares awarded as a part of the Company’s LTIP (shown in the table as “LTIP – PSP – Performance Metrics” and “LTIP – PSP – TSR”) are subject to performance conditions during the period January 1, 2015 through December 31, 2017 and vest, if at all, upon satisfaction of the conditions and subsequent approval of the Compensation Committee.  The number of performance shares granted at each level was determined based upon the closing price of the Company’s common stock on the grant date ($67.08 on February 12, 2015).  Table values of the performance shares are based on a Monte Carlo simulation and are as follows: performance metric awards valued at $67.08 and TSR awards valued at $67.13.

(3)	Reflects grants of restricted stock. Restricted stock vests all at once, on the third anniversary of the grant date. For more information, refer to the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

(4)	This column includes stock options awarded as a part of the Company’s LTIP. Stock options have seven-year terms; one-third vest each year over three years, on the first, second and third anniversaries of the grant date. The exercise price of all options is the closing price of the Company’s common stock on the NYSE on the grant date. For more information, refer to the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

(5)	The grant date fair value of options is based on the stock price at the time of grant multiplied by the Black-Scholes value. The Black-Scholes value on February 12, 2015 was 23.2% percent, or approximately $15.57 per option. Dollar values represent the accounting grant date fair value of performance share units, restricted stock units and, if applicable, stock options under ASC Topic 718. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.

(6)	The amounts for Messrs. Peterson and McRoberts include 8,310 and 2,226 shares, respectively, of deferred stock units granted in lieu of all or a portion of their respective Annual Incentive Plan payouts. The amounts listed have their value displayed in cash and reflect the estimated equity payout under the AIP for 2015 based on the executive’s election to receive all, or a portion, of his payout in restricted stock units, which includes the 50% match provided on portions of the AIP payout elected to be received by the executive in the form of restricted stock units. The number of restricted stock units granted was determined using the close price of the Company’s common stock on the grant date ($51.40 on January 25, 2016). Restricted stock units vest on the second anniversary of the grant date. In the event an executive’s employment is terminated for reasons other than cause prior to the expiration of the restriction period, the executive would receive the base amount allocated to restricted stock units prior to the 50% match (“Base Amount”). If the executive resigns or is terminated for cause prior to expiration of the restriction period, he would receive the lesser of the Base Amount or the then current value of the units originally attributable to the Base Amount.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END TABLE

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock Held That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested [1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested [1]

				($)	Date	(#)		($)	(#)		($)
Lee J. Schram	66,600			18.28	2/17/2017	46,353	[5]	2,528,093	2,738	[9]	149,331
	108,400			25.59	2/16/2018	14,893	[6]	812,264	2,074	[10]	113,116
	106,000			25.45	2/16/2019				2,465	[11]	134,441
	63,866	31,934	[2]	38.80	2/20/2020				1,867	[12]	101,826
	21,478	42,957	[3]	50.32	2/27/2021
		64,162	[4]	67.08	2/12/2022
Terry D. Peterson	11,434			25.59	2/16/2018	8,056	[7]	439,374	657	[9]	35,833
	23,815			25.45	2/16/2019	7,027	[8]	383,253	498	[10]	27,161
	15,933	7,967	[2]	38.80	2/20/2020	3,971	[5]	216,578	493	[11]	26,888
	5,154	10,310	[3]	50.32	2/27/2021	2,979	[6]	162,475	373	[12]	20,343
		12,832	[4]	67.08	2/12/2022
Malcolm J. McRoberts	28,200			25.45	2/16/2019	2,128	[7]	116,061	526	[9]	28,688
	14,600	7,300	[2]	38.80	2/20/2020	1,882	[8]	102,644	398	[10]	21,707
	4,124	8,248	[3]	50.32	2/27/2021	3,176	[5]	173,219	493	[11]	26,888
		12,832	[4]	67.08	2/12/2022	2,979	[6]	162,475	373	[12]	20,343
John D. Filby	28,776			23.81	4/30/2019	3,176	[5]	173,219	526	[9]	28,688
	14,600	7,300	[2]	38.80	2/20/2020	2,879	[6]	157,021	398	[10]	21,707
	4,124	8,248	[3]	50.32	2/27/2021				477	[11]	26,016
		12,405	[4]	67.08	2/12/2022				361	[12]	21,707
Anthony C. Scarfone	26,500			25.45	2/16/2019	1,054	[7]	57,485	411	[9]	22,416
	11,400	5,700	[2]	38.80	2/20/2020	2,145	[8]	116,988	311	[10]	16,962
	3,221	6,444	[3]	50.32	2/27/2021	2,482	[5]	135,368	308	[11]	16,798
		8,020	[4]	67.08	2/12/2022	1,862	[6]	101,553	233	[12]	12,708

(1)	Based on the closing price of Deluxe common stock on the NYSE on December 31, 2015 ($54.54 per share).

(2)	Unvested portion of stock options granted on February 20, 2013, which fully vested on February 20, 2016.

(3)	Unvested portion of stock options granted on February 27, 2014, which will vest in two equal installments on February 27, 2016 and February 27, 2017.

(4)	Unvested portion of stock options granted on February 12, 2015, which will vest in three equal installments on February 12, 2016, February 12, 2017 and February 12, 2018.

(5)	Unvested restricted stock granted on February 27, 2014, which will vest on February 27, 2017.

(6)	Unvested restricted stock granted on February 12, 2015, which will vest on February 12, 2018.

(7)	Unvested restricted stock units granted on January 21, 2014, which will vest on January 21, 2016.

(8)	Unvested restricted stock units granted on January 20, 2015, which will vest on January 20, 2017.

(9)	Performance share units based upon MSOS Revenue threshold of 33% granted on February 27, 2014. A more detailed discussion can be found in the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

(10)	Performance share units based upon TSR threshold of 25% granted on February 27, 2014. A more detailed discussion can be found in the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

(11)	Performance share units based upon MSOS Revenue threshold of 33% granted on February 12, 2015. A more detailed discussion can be found in the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

(12)	Performance share units based upon TSR threshold of 25% granted on February 12, 2015. A more detailed discussion can be found in the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

2015 OPTION EXERCISES AND RESTRICTED STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lee J. Schram	0	0	0	0
Terry D. Peterson[1]	0	0	8,456	547,864
Malcolm J. McRoberts[2]	17,500	1,122,275	3,196	207,069
John D. Filby	0	0	0	0
Anthony C. Scarfone[3]	42,600	2,654,451	1,866	120,898

(1)	Mr. Peterson had 8,456 units of restricted stock vest at a value of $64.79 per share on January 22, 2015.

(2)	Mr. McRoberts exercised 12,600 stock options (exercise price of $25.59 per share) and 4,900 stock options (exercise price of $25.11 per share) on August 10, 2015 at a value of $64.13 per share. He also had 3,196 units of restricted stock vest at a value of $64.79 per share on January 22, 2015.

(3)	Mr. Scarfone exercised 15,500 stock options (exercise price of $18.28 per share) on January 29, 2015 at a value of $65.46 per share. He also exercised 27,100 stock options (exercise price of $25.59 per share) on October 28, 2015 at a value of $60.51 per share. He also had 1,866 units of restricted stock vest at a value of $64.79 per share on January 22, 2015.

Deferred Compensation Plan

Deluxe’s Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100 percent of base salary, and up to 50 percent of bonuses. In connection with this Plan, Deluxe has created a non-qualified grantor trust (commonly known as a “Rabbi Trust”) through which Deluxe’s obligations under the Plan are funded. No assets are set aside for individual participants in the Plan, and the trust assets remain subject to the claims of Deluxe’s creditors. Amounts deferred under the Plan are payable on the earliest to occur of a change of control of Deluxe, the participant’s termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A.  Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant.  Deluxe also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants’ accounts if IRS limits or the deferrals made by a participant under this Plan have the effect of reducing the contributions they otherwise would receive from Deluxe under the Company’s qualified benefit plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Company Contributions in Last FY1 ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Balance at Last FYE[3] ($)
Lee J. Schram	5,499	108	117,513
Terry D. Peterson	1,383	-380	24,977
Malcolm J. McRoberts	1,635	9	5,963
John D. Filby	1,800	4	2,573
Anthony C. Scarfone	908	1,225	736,355

(1)	Company contributions in the form of ERISA excess payments and benefit plan equivalents are made after the end of the year to which they relate. Contributions made in 2015 are reflected in this column. No amounts were deferred by the Named Executive Officers in 2015.

(2)	Amounts represent earnings on contributions and deferrals made in prior years. Participants in this plan allocate their deferrals into phantom funds similar to the funds available under the Company’s qualified retirement plans. Amounts reported reflect the performance of these phantom funds.

(3)	The aggregate amounts reported in previous years’ Summary Compensation Tables and deferred into this Plan were $96,083 for Mr. Schram; $25,076 for Mr. Peterson; $5,746 for Mr. McRoberts; $3,562 for Mr. Filby and $221,675 for Mr. Scarfone.

Severance, Retention and Change of Control Arrangements

Deluxe has severance arrangements or agreements with each of its Named Executive Officers.  Mr. Schram’s employment agreement contains provisions with respect to severance, and the other Named Executive Officers are subject to separate severance agreements (collectively “severance arrangements”).  The severance arrangements are intended to facilitate each executive’s attention to the affairs of Deluxe and to recognize their key role within the Company.  Under Mr. Schram’s employment agreement, he would be eligible to receive severance benefits if his employment were terminated without Cause by Deluxe or by him with Good Reason.  “Good Reason” includes (1) a material reduction in authority, duties or responsibilities without his written consent; (2) a material reduction in his total compensation or a failure by the Company to comply with his employment agreement; (3) a termination of his employment by the Company in a manner that does not comply with his employment agreement; or (4) a request by the Company that he act or omit to act in a way that violates the Company's ethical guidelines or practices.  Mr. Schram’s employment agreement provides the following benefits if he is terminated by Deluxe without Cause or he terminates his employment for Good Reason:  (1) 12 monthly payments of his then current monthly base salary; (2) for a period of 12 months following completion of the initial 12 months of salary continuation, an additional monthly payment equal to the amount, if any, that his monthly base pay as of termination exceeds any monthly compensation he may earn from subsequent employment in that month; (3) executive level outplacement services for up to 12 months; and (4) an additional lump-sum payment of $13,000 to assist with expenses incurred in connection with his transition.

The severance arrangements with the other Named Executive Officers contain a similar definition of “Good Reason” and add, as an additional basis for resigning with Good Reason, a requirement to relocate more than 50 miles from his or her then current location.  If these executives are terminated by Deluxe without Cause or the executive terminates his or her employment for Good Reason, he or she will receive payments calculated on the same basis as the payments that Mr. Schram would receive, except that any additional monthly payment following the first 12 months of salary continuation would last for only up to six months.  Receipt of these benefits by Mr. Schram or any other Named Executive Officers is conditioned upon the executive entering into a release of certain claims.  The Named Executive Officers are required by their severance arrangements to maintain the confidentiality of Company confidential information for a period of two years after their termination.  Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe he will not engage in any business that competes with Deluxe, will not hire any Company employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.  Mr. Filby and Mr. McRoberts also are subject to agreements that contain similar restrictions for a one-year period after they cease to be employed by Deluxe.

The severance arrangements are not effective if the executive’s employment is terminated following a change of control under circumstances that would entitle him or her to receive benefits under the retention agreements described below.

The Company maintains retention agreements (“Retention Agreements”) with Mr. Schram and other executive officers named to their positions prior to 2010 (referred to in this section as “Executives”) that are designed to ensure that Deluxe will receive the continued service of the Executive in the event of a change of control, by reducing the distraction that could be caused by personal uncertainty about his or her compensation and benefits under those circumstances.  Under the Retention Agreements, each of the participating Executives agrees to remain employed by Deluxe, and Deluxe agrees to continue to employ each Executive, until the second anniversary following a “Change of Control” (as that term is defined in the Retention Agreements).  During the two-year period (the “Employment Period”), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the “Effective Date”) of the Change of Control.  The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve-month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount that is not less than 90 percent of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all executive officers of Deluxe.  In determining any increase in an Executive’s base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer Executives. The Executives also are entitled to receive annual incentive payments during the Employment Period on the same basis as other peer Executives. During the Employment Period, each Executive is also entitled to participate in Deluxe’s stock incentive, retirement, and other benefit plans on the same basis as Deluxe’s other Executives, and the benefits to the Executives under such plans generally may not be reduced from those provided during the one-year period prior to the Effective Date.

If, during the Employment Period, Deluxe terminates a participating Executive’s employment other than for “Cause” or “Disability,” or the Executive terminates his or her employment for “Good Reason” (as those terms are defined in the Retention Agreements), the Executive is entitled to a lump-sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a pro-rated annual incentive payment for the year of termination based on the greater of (1) the Executive’s target bonus under Deluxe’s Annual Incentive Plan in respect of the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the “Target Bonus”) and (2) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of that year Deluxe’s actual performance through the termination date.  In addition, the Executive is entitled to receive a lump-sum payment equal to a multiple of the sum of the Executive’s annual base salary and the higher of the Target Bonus or the average of the Executive’s annual incentive payments for the last three full fiscal years prior to the Effective Date, plus the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination.  This multiple (hereinafter “payment multiple”) is three times (3x) for the CEO, two times (2x) for the Senior Vice Presidents and one time (1x) for the Vice Presidents.  Certain resignations and terminations in anticipation of a Change of Control also constitute qualifying terminations.  After a qualifying termination of employment, the Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for the number of years corresponding to the applicable payment multiple and to certain out-placement services.

The Retention Agreements generally eliminate a tax gross-up payment to the Executive if the after-tax benefit, including a gross-up payment, does not equal at least $50,000 when contrasted with a reduction in the payments under the Retention Agreement to a level that would not result in an excise tax under Section 4999 of the Internal Revenue Code.  No new Retention Agreements were entered into by the Company in 2015, nor were any pre-existing Retention Agreements amended during the year.

Deluxe also has used standard forms of stock option, restricted stock and cash performance award agreements in conjunction with its LTIP that provide for vesting of the awards, in whole or in part, upon certain events, including termination of the employee without Cause or following a Change of Control.  For equity-based awards, vesting upon a Change of Control only will occur if the acquiring or surviving entity fails to honor the award agreements with comparable equity, or if the employee is terminated without “Cause” or resigns for “Good Reason” (as those terms are defined in the applicable award agreement) following the Change of Control.  For cash performance awards, if the employee is terminated without Cause or resigns for Good Reason more than one year into the performance period, they will be entitled to a pro rata payment of any payment to which they would otherwise have been entitled had their employment continued through the term of the agreement.  If the termination without Cause or resignation for Good Reason is in connection with or following a Change of Control, the employee will receive, within forty-five days of their termination or resignation, a pro rata payment of the target award amount provided for in their agreement.

The foregoing summary is qualified in its entirety by reference to the complete text of Mr. Schram’s employment agreement, and the forms of retention agreement, severance agreement, stock option, restricted stock, performance share and cash performance award agreements, all of which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The following table illustrates the benefits that would be received by the current Named Executive Officers under the severance arrangements described above, assuming a hypothetical qualifying severance occurring on the last business day of the prior fiscal year.

SEVERANCE CALCULATIONS

Name	Salary Continuation[1] ($)	Outplacement[2] ($)	Stock Option Acceleration[3] ($)	Restricted Stock Acceleration[4] ($)	Other[5] ($)	Total ($)
Lee J. Schram	1,810,000	38,500	1,604,384	1,788,694	13,000	5,254,578
Terry D. Peterson	637,500	38,500	398,681	180,527	13,000	1,268,208
Malcolm J. McRoberts	684,000	38,500	360,644	153,912	13,000	1,250,056
John D. Filby	706,500	38,500	360,644	152,330	13,000	1,270,994
Anthony C. Scarfone	555,000	38,500	281,633	112,843	13,000	1,000,976

(1)	Salary continuation benefits include twelve months of full salary, plus the difference in compensation otherwise earned by the individual after termination and their base salary at termination from Deluxe for an additional (a) twelve months for the CEO and (b) six months for the other executives. Amounts shown assume no employment is secured after the initial twelve months, and therefore reflect maximum amounts payable.

(2)	Estimated cost of outplacement services for twelve months.

(3)	Accelerated vesting on stock options at the time of termination, with three months to exercise. The value is based on the closing price of Deluxe common stock on the NYSE on December 31, 2015 ($54.54 per share).

(4)	Pro-rata acceleration of vesting on restricted stock based on the date of termination. The value is based on the closing price of Deluxe common stock on the NYSE on December 31, 2015 ($54.54 per share).

(5)	Lump-sum payment to assist with transition expenses.

CHANGE OF CONTROL CALCULATIONS

Name*	Type of Compensation	Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance[1]	6,239,605	0
	Pro-Rata Bonus[2]	1,268,131	0
	Long-Term Cash Performance Plan[3]	602,531	0
	Vesting of Options[4]	683,908	0
	Vesting of Restricted Stock[5]	3,340,357	0
Lee J. Schram	Benefit Continuation[6]	77,577	0
	Outplacement[7]	38,500	0
	Total Payments Before Excise Tax	12,250,609	0
	Excise Tax Gross-Up8	0	0
	Total	12,250,609	0

	Severance[1]	1,470,945	0
	Pro-Rata Bonus[2]	285,855	0
	Long-Term Cash Performance Plan[3]	144,623	0
	Vesting of Options[4]	168,901	0
	Vesting of Restricted Stock[5]	379,053	822,627
Terry D. Peterson	Benefit Continuation[6]	27,858	0
	Outplacement[7]	38,500	0
	Total Payments Before Excise Tax	2,515,735	822,627
	Excise Tax Gross-Up8	0	0
	Total	2,515,735	822,627

*As reported earlier in this Proxy Statement, no Retention Agreements have been provided to executive officers since 2010.  As a result, Mr. Filby, who was hired in 2012, does not have a Retention Agreement. Messrs. Schram, Peterson, McRoberts, and Scarfone have Retention Agreements because each was hired into a position eligible for a Retention Agreement prior to 2010.

Name	Type of Compensation	Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance[1]	1,495,680	0
	Pro-Rata Bonus[2]	273,600	0
	Long-Term Cash Performance Plan[3]	115,684	0
	Vesting of Options[4]	149,709	0
	Vesting of Restricted Stock[5]	335,694	218,705
Malcolm J. McRoberts	Benefit Continuation[6]	27,762	0
	Outplacement[7]	38,500	0
	Total Payments Before Excise Tax	2,436,629	218,705
	Excise Tax Gross-Up8	0	0
	Total	2,436,629	218,705

	Severance[1]	744,180	0
	Pro-Rata Bonus[2]	0	0
	Long-Term Cash Performance Plan[3]	115,684	0
	Vesting of Options[4]	149,709	0
John D. Filby	Vesting of Restricted Stock[5]	330,240	0
	Benefit Continuation[6]	10,875	0
	Outplacement[7]	38,500	0
	Total Payments Before Excise Tax	1,389,188	0
	Excise Tax Gross-Up8	0	0
	Total	1,389,188	0

	Severance[1]	1,283,806	0
	Pro-Rata Bonus[2]	248,862	0
	Long-Term Cash Performance Plan[3]	90,376	0
	Vesting of Options[4]	116,909	0
	Vesting of Restricted Stock[5]	236,922	174,473
Anthony C. Scarfone	Benefit Continuation[6]	41,442	0
	Outplacement[7]	38,500	0
	Total Payments Before Excise Tax	2,056,817	174,473
	Excise Tax Gross-Up8	0	0
	Total	2,056,817	174,473

(1)	Severance applicable under the Retention Agreements is equal to three times for Mr. Schram, and two times for Messrs. Peterson, McRoberts, and Scarfone, and the total of (a) the current base salary, plus (b) the higher of the individual’s target annual bonus or the average actual bonus earned for each of the prior three years, plus (c) the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans. For Mr. Filby, severance benefits would be provided under the severance arrangement previously described, and equal to twelve months of base salary plus the difference in compensation he would earn after severance and his base salary at termination from Deluxe for up to an additional six months.

(2)	For executives with Retention Agreements, pro-rata bonus equal to the greater of pro-rata bonus at expected performance or pro-rata target bonus. Amounts for Messrs. Schram, Peterson, and Scarfone, reflect actual 2015 performance. The amount for Mr. McRoberts reflects his 2015 target annual bonus. Mr. Filby is not eligible to receive this compensation.

(3)	No payout of the long-term cash/share-based performance plan award prior to the first year of performance; termination following the first year of performance but prior to the end of the performance period results in a pro-rata payout assuming target performance for cash performance plans and target-level payout for share-based performance plans. As a result and reflected above, the 2015 award does not payout, the 2014 award pays out pro-rata at target, and the 2013 award is assumed to be earned and not contingent upon a Change of Control.

(4)	Currently outstanding stock options do not vest upon a Change of Control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger). Therefore, no accelerated vesting is assumed in the column titled “Due on Change of Control”. The amount listed in the column titled “Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason” reflects full acceleration of options. Options were valued assuming a change of control price of $54.54, the closing stock price on the final day of the fiscal year.

(5)	Currently outstanding restricted stock awards do not vest upon a Change of Control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger). Therefore, no accelerated vesting is assumed in the column titled “Due on Change of Control”. In addition to restricted stock held by each NEO, the amounts listed for Messrs. Peterson, McRoberts and Scarfone reflect accelerated vesting of restricted stock units elected to be received in lieu of a portion of their cash bonuses under the Annual Incentive Plan. Restricted stock awards were valued assuming a change of control price of $54.54, the closing stock price on the final day of the fiscal year.

(6)	Assumes annual Medical, Life, Dental & Vision (and Disability for Schram) for three years for Mr. Schram, and two years for Messrs. Peterson, McRoberts and Scarfone. Mr. Filby would receive a lump sum payment in lieu of benefits continuation under the terms of his severance arrangement.

(7)	Assumes full use of the 12-month executive outplacement program at an amount not to exceed $38,500.

(8)	The excise tax imposed by the Internal Revenue Code (“Code”) on excess “parachute payments” is 20 percent. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change of control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive’s employment with Deluxe over the prior five–year period. As a result, the gross-up amount shown reflects the executive’s unique earnings history with Deluxe and can vary significantly from year to year.

FISCAL YEAR 2015 AUDIT
AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following is the report of the Audit Committee with respect to Deluxe’s audited financial statements presented in its Annual Report to Shareholders for the fiscal year ended December 31, 2015, which include the consolidated balance sheets of Deluxe as of December 31, 2015 and 2014, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2015, and the notes thereto.  This report also addresses certain matters related to our independent registered public accounting firm.  The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Deluxe specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors currently is comprised of the four undersigned directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE.  The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the Committee’s charter is posted in the News and Investor Relations section of Deluxe’s website at www.deluxe.com under the “Corporate Governance” caption on the “Investor Relations” page.

Financial Statements

As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of Deluxe’s financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and Deluxe’s compliance systems.  In carrying out these responsibilities, the Audit Committee met with Deluxe management periodically during the year to consider the adequacy of Deluxe’s internal controls and the objectivity of its financial reporting.  The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, Deluxe’s independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.

The Audit Committee reviewed with management and the independent registered public accounting firm Deluxe’s 2015 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance.  Management has the primary responsibility for Deluxe’s financial statements and the overall reporting process, including Deluxe’s system of internal controls.  Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that Deluxe maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2015, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of Deluxe.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  As part of its efforts to ensure the independence of Deluxe’s independent registered public accounting firm, the Committee maintains a policy requiring the pre-approval by the Committee of all services to be provided by the independent registered public accounting firm, and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.

Based on the review and discussions referred to above, the Committee recommended to Deluxe’s Board of Directors that Deluxe’s audited financial statements be included in Deluxe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has acted as Deluxe’s independent registered public accounting firm since 2001.  In determining whether to reappoint our independent registered public accounting firm, our Audit Committee undertakes an annual formal evaluation of the independent registered public accounting firm, during which it considers responses to questionnaires completed by members of the Audit Committee and management, the quality of its discussions with and the performance of the lead audit partner, the audit team assigned to our account, the overall strength and reputation of the firm and issues pertaining to auditor independence, including fees that our independent registered public accounting firm receives for non-audit services.

In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. Our Audit Committee is involved in the selection of the Company’s audit partners pursuant to this rotation policy including meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussion by the full Committee and with management.

MEMBERS OF THE AUDIT COMMITTEE

Mary Ann O’Dwyer, Chair
Charles A. Haggerty
Neil J. Metviner
Stephen P. Nachtsheim

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for Deluxe by PricewaterhouseCoopers LLP during the years ended December 31, 2015 and 2014 were as follows:

	2015 ($)	2014 ($)
Audit Fees	1,781,000	1,792,808

Audit-Related Fees	211,023	228,935

Tax Fees	10,000	145,000

All Other Fees	1,800	1,800

Total Fees	2,003,823	2,168,543

The Audit Fees billed for the years ended December 31, 2015 and 2014 were for professional services rendered for audits of the annual consolidated financial statements and the Company’s internal controls over financial reporting, reviews of the related quarterly financial statements included in Deluxe’s quarterly reports on Form 10-Q filed with the SEC and consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit.  The 2014 fees also included professional services for and an audit of the separate financial statements of one of the Company’s subsidiaries and review of responses to an SEC comment letter.

The Audit-Related Fees in 2015 and 2014 related to independent testing of our Information Technology (IT) General Controls at Deluxe data centers and related reporting pursuant to American Institute of Certified Public Accountants (AICPA) standards. Also included in 2014 fees were services related to an assessment of certain IT matters.

Tax Fees in 2015 and 2014 consisted of fees for tax consulting services.

All Other Fees consisted of license fees for the use of a technical accounting research tool.

The Audit Committee approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services

In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining their independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services.  The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting.  The Audit Committee is required to specifically approve the fee levels for all services.  Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm, Deluxe’s Chief Financial Officer and Deluxe’s Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence and (2) a reasonably detailed description of the proposed services.  The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted in the News and Investor Relations section of our website at www.deluxe.com under the “Corporate Governance” caption.  A copy of the Policy is available in print free of charge to any stockholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm to examine Deluxe’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2016.

Pursuant to the Audit Committee’s charter, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for fiscal year ending December 31, 2016 to the shareholders for ratification.  Shareholder approval of this appointment is not required, but the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of the Company’s shareholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Deluxe anticipates that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm.

2017 SHAREHOLDER PROPOSALS

Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting of shareholders in 2017 must be received by Deluxe’s Corporate Secretary at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966 no later than the close of business on November 22, 2016.  Proposals received by that date will be included in Deluxe’s 2017 Proxy Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.

In accordance with the notice provisions contained in Deluxe’s bylaws, a shareholder may present a proposal at the 2017 annual meeting of shareholders that is not included in Deluxe’s Proxy Statement if proper written notice is given to Deluxe’s Chief Executive Officer or Corporate Secretary at the Company’s principal executive offices no later than the close of business on January 4, 2017.  The notice must contain the information required by Deluxe’s bylaws.  You may obtain a copy of the bylaws by writing to Deluxe’s Corporate Secretary.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Deluxe and its shareholders. The proxies solicited by Deluxe will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Deluxe printed and mailed these proxy materials.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Shareholders who wish to obtain a copy of our 2015 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2015, may do so without charge by viewing these documents on our Investor Relations website under “About Deluxe – Investor Relations – SEC Filings” or by writing to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

By order of the Board of Directors

J. Michael Schroeder
Corporate Secretary

DELUXE CORPORATION 3680 VICTORIA STREET NORTH SHOREVIEW, MINNESOTA 55126	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees

01	Ronald C. Baldwin	02	Charles A. Haggerty	03	C.E. Mayberry McKissack	04	Don J. McGrath	05	Neil J. Metviner
06	Stephen P. Nachtsheim	07	Mary Ann O’Dwyer	08	Thomas J. Reddin	09	Martyn R. Redgrave	10	Lee J. Schram

The Board of Directors recommends you vote FOR proposals 2. and 3.:		For	Against	Abstain

2.	To cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (a Say-on-Pay vote).	☐	☐	☐

3.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

NOTE: To take action on any other business that may properly come before the meeting and any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Martyn R. Redgrave, Lee J. Schram and J. Michael Schroeder as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 7, 2016, at the annual meeting of shareholders to be held on May 4, 2016, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted "FOR" the nominees and proposals set forth in Items 1, 2, and 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 04, 2016

Meeting Information
DELUXE CORPORATION	Meeting Type: Annual Meeting
For holders as of: March 07, 2016
Date: May 04, 2016 Time: 2:00 PM CDT
	Location:	3680 Victoria Street North
Shoreview, Minnesota 55126

DELUXE CORPORATION 3680 VICTORIA STREET NORTH SHOREVIEW, MINNESOTA 55126
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—— Before You Vote ——
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
1. Annual Report 2. Notice & Proxy Statement
How to View Online:
Have the information that is printed in the box marked by the arrow Ú		XXXX XXXX XXXX	(located on the following page) and
visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked
by the arrow Ú	XXXX XXXX XXXX	(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2016 to facilitate timely delivery.

—— How To Vote ——
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box
marked by the arrow Ú	XXXX XXXX XXXX	available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote
FOR the following:

1.	Election of Directors

Nominees

01	Ronald C. Baldwin	02	Charles A. Haggerty	03	C.E. Mayberry McKissack	04	Don J. McGrath	05	Neil J. Metviner
06	Stephen P. Nachtsheim	07	Mary Ann O'Dwyer	08	Thomas J. Reddin	09	Martyn R. Redgrave	10	Lee J. Schram

The Board of Directors recommends you vote FOR proposals 2. and 3.:

2.	To cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (a Say-on-Pay vote).

3.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

NOTE: To take action on any other business that may properly come before the meeting and any adjournment thereof.